Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and among

ZILLOW, INC.

RENEGADE ACQUISITION, INC.,

RENTJUICE CORPORATION

and

SHAREHOLDER REPRESENTATIVE SERVICES LLC,

as the STOCKHOLDER REPRESENTATIVE

Dated as of May 2, 2012

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

SCHEDULES

A	Form of Escrow Agreement
1.7.2(b)	Letter of Transmittal
1.7.2(d)	Option Holder Letter of Transmittal
4.3	Form of Legal Opinion
4.15(i)	Consents
4.15(ii)	Notices
4.20	Agreements to Terminate
6.15	Additional Consents

-iv-

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of May 2, 2012, by and among Zillow, Inc., a Washington corporation (“Parent”), Renegade Acquisition, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), RentJuice Corporation, a Delaware corporation (the “Company”), and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the Stockholder Representative.

ARTICLE I

THE MERGER

1.1	The Merger

Upon the terms and subject to the conditions hereof, (a) at the Effective Time, the separate existence of Merger Sub shall cease and Merger Sub shall be merged with and into the Company (the “Merger”) (the Company as the surviving corporation after the Merger is sometimes referred to herein as the “Surviving Corporation”) and (b) from and after the Effective Time, the Merger shall have all the effects of a merger under the laws of the State of Delaware and other applicable law.

1.2	The Closing

Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place on the earliest practicable business day and, in any event, within two (2) business days after the satisfaction or waiver of the conditions set forth in Articles IV and V at 10:00 a.m., Pacific time (the “Closing Date”), at the offices of Perkins Coie LLP, 1201 Third Avenue, Suite 4900, Seattle, Washington, or at such other date, time or location as Parent and the Company shall agree.

1.3	Effective Date and Time

On the Closing Date and subject to the terms and conditions hereof, the parties hereto shall cause appropriate certificates (together, the “Certificate of Merger”) complying with the applicable provisions of the Delaware General Corporation Law (“Delaware Law”) to be properly executed and filed with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”). The Merger shall become effective on the date and at the time (the “Effective Time”) of filing of the Certificate of Merger or at such other time as may be specified in the Certificate of Merger as filed. If the Delaware Secretary of State requires any changes in the Certificate of Merger as a condition to filing or to issuing its certificate to the effect that the Merger is effective, each party hereto will execute any necessary revisions incorporating such changes, provided such changes are not inconsistent with and do not result in any material change in the terms of this Agreement.

1.4	Certificate of Incorporation of the Surviving Corporation

Unless otherwise specified by Parent prior to the Effective Time, at the Effective Time, the certificate of incorporation of Merger Sub in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation; provided, however, that Article I thereof shall be amended to read as follows: “The name of this corporation is RentJuice Corporation”. Thereafter, the certificate of incorporation of the Surviving Corporation may be amended in accordance with its terms and as provided by law.

1.5	Bylaws of the Surviving Corporation

Unless otherwise specified by Parent prior to the Effective Time, at the Effective Time, the bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation. Thereafter, the bylaws may be amended or repealed in accordance with their terms and the certificate of incorporation of the Surviving Corporation and as provided by law.

1.6	Directors and Officers

At the Effective Time, the directors and officers of the Company shall resign and the directors of Merger Sub shall continue in office as the directors of the Surviving Corporation and the officers of Merger Sub shall continue in office as the officers of the Surviving Corporation, and such directors and officers shall hold office in accordance with and subject to the certificate of incorporation and bylaws of the Surviving Corporation.

1.7	Treatment of Shares, Options and Warrants

1.7.1	Merger Consideration

As of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof (except as otherwise provided in this Section 1.7):

(a) All shares of any class of capital stock of the Company held or owned directly or indirectly by the Company as treasury shares shall be cancelled. No consideration will be delivered or deliverable for such shares.

(b) (i) Each issued and outstanding share of Company Stock, other than shares of Company Stock for which appraisal rights are perfected or as provided in Section 1.7.1(a), shall be cancelled and converted into the right to receive from Parent, subject to all of the terms and conditions set forth in this Agreement, including the other provisions of this Section 1.7.1, an amount in cash (with each Stockholder’s aggregate amount rounded to the nearest dollar), payable at the time and in the manner set forth in Section 1.7.2, determined by dividing (A) the Net Merger Consideration, by (B) the sum of (1) the total number of shares of Company Common Stock outstanding immediately prior to the Effective Time, (2) the total number of shares of Company Common Stock issuable upon conversion of the Company Series A Preferred Stock and the Company Series B Preferred Stock and (3) the total number of shares of Company Common Stock subject to all Unvested In the Money Company Stock Options held by Continuing Employees and Vested In the Money Company Stock Options outstanding immediately prior to the Effective Time. This amount is referred to as the “Consideration per Share”.

(ii) The payout of cash pursuant to Section 1.7.1(b)(i) in exchange for Unvested Company Common Stock issued and outstanding immediately prior to the Effective Time shall be subject to the same restrictions and vesting arrangements that were applicable to such Unvested Company Common Stock immediately prior to or at the Effective Time. Therefore, Unvested Cash shall not automatically be payable by Parent at the Effective Time, and shall instead become payable by Parent as of each date that such Unvested Company Common Stock would have otherwise become vested under the vesting schedule in place for such shares immediately prior to the Effective Time (such payment subject to the existing terms and conditions regarding the holder’s continued status as a Continuing Employee and any other restrictions and terms of such vesting schedule, including acceleration terms, if any). Parent shall make all such required payments under this Section 1.7.1(b)(ii) no later than the 15th day of the calendar month immediately following the calendar month in which such Unvested Cash would have become vested under the original vesting schedule for such Unvested Company Common Stock. All amounts payable pursuant to Section 1.7.1(b)(i) shall be subject to any required withholding of Taxes and shall be paid without interest; provided, however, that payments made pursuant to this Section 1.7.1(b)(ii), whether made at, prior to or after the Closing, in exchange for Unvested Company Common Stock for which a timely election under Section 83(b) of the Code has been filed shall be treated as consideration received in exchange for the holder’s Company Common Stock and not as compensation, and Parent and the Surviving Corporation agree to report for income Tax purposes such payments in a manner consistent with such treatment, except as required by any change of applicable law. Repurchase Rights shall be assigned by the Company to Parent in the Merger and shall thereafter be exercisable by Parent upon the same terms and subject to the same conditions that were in effect immediately prior to the Effective Time (as such may be amended pursuant to the terms of the stock agreements, if applicable, after the Effective Time), except that Repurchase Rights may be exercised by Parent retaining the Unvested Cash into which such Unvested Company Common Stock has been converted and paying to the former holder thereof the repurchase price in effect for each such share subject to that Repurchase Right immediately prior to the Effective Time. No Unvested Cash, or right thereto, may be pledged, encumbered, sold, assigned or transferred (including any transfer by operation of law), by any Person, other than Parent, or be taken or reached by any legal or equitable process in satisfaction of any liabilities of such Person, prior to the distribution to such Person of such Unvested Cash in accordance with this Agreement.

(c) (i) Each outstanding Vested In the Money Company Stock Option shall be cancelled and converted into the right to receive from Parent, subject to all of the terms and conditions set forth in this Agreement, including Section 1.7.3 and the other provisions of this Section 1.7.1, an amount in cash (with each Option Holder’s amount rounded to the nearest cent and computed after aggregating cash amounts for all shares of Company Stock underlying such Vested In the Money Company Options held by such Option Holders), payable at the time and in the manner set forth in Section 1.7.2, determined by multiplying (A) the total number of shares of Company Common Stock for which such Vested In the Money Company Stock Option would be exercisable if exercised immediately prior to the Effective Time, by (B) the amount equal to (x) the Consideration per Share, less (y) the per share exercise price of such Vested In the Money Company Stock Option.

(ii) Each outstanding Unvested Company Stock Option held by a Person who is not a Continuing Employee and each outstanding Company Stock Option that is not an In the Money Company Stock Option shall be cancelled, and the holder of each such Unvested Company Stock Option and/or non-In the Money Company Stock Option shall not be entitled to any payment or other right with respect thereto.

(iii) Subject to Section 6.6(b), each outstanding Unvested In the Money Company Stock Option held by a Continuing Employee shall be converted, subject to all of the terms and conditions set forth in this Agreement, including the other provisions of this Section 1.7.1, into a nonqualified stock option granted under and in accordance with the Parent Incentive Plan to purchase that number of shares of Parent Common Stock determined by multiplying (A) the number of shares of Company Common Stock subject to such Unvested In the Money Company Stock Option immediately prior to the Effective Time by (B) the Option Exchange Ratio (each, a “Substituted Parent Option”). If the foregoing calculation results in a Substituted Parent Option being exercisable for a fraction of a share of Parent Common Stock, then the number of shares of Parent Common Stock subject to such option will be rounded down to the nearest whole number of shares. The exercise price per share of Parent Common Stock under each Substituted Parent Option shall be determined by dividing (1) the exercise price per share of such Unvested In the Money Company Stock Option immediately prior to the Effective Time by (2) the Option Exchange Ratio, rounded up to the nearest whole cent. Each Substituted Parent Option will vest on the same schedule (including any acceleration of vesting) applicable to the Unvested In the Money Company Stock Option, subject to continued status as a Continuing Employee. The Substituted Parent Options will be administered in accordance with and subject to all of the terms and conditions of the Parent Incentive Plan and the stock option grant agreements issued thereunder to evidence the Substituted Parent Options (rather than the terms and conditions of the Company Incentive Plan and stock option grant agreements under which the Company Stock Options were originally granted). In the event that a Continuing Employee who holds an Unvested In the Money Company Stock Option does not provide a written consent in accordance with Section 6.6(b)(ii), such Company Stock Option shall be canceled, and the holder shall not be entitled to any conversion right set forth in this Section 1.7.1(c)(iii).

(iv) Each outstanding Company Series A Warrant, and each other warrant or other security or right (other than Company Stock Options, which shall be treated in the manner set forth above) to purchase, exchange into or otherwise acquire any shares of Company Stock that has not been exercised or exchanged for, or otherwise converted into, Company Stock in advance of the Effective Time shall be cancelled and the holder of such security or right shall not be entitled to any payment or other right with respect thereto.

(d) Notwithstanding the foregoing, an amount otherwise payable to the Company Escrow Parties equal to the Escrow Amount will be deposited by Parent with the Escrow Agent in an escrow fund in accordance with the Escrow Agreement in substantially the form attached hereto as Schedule A (the “Escrow Agreement”) as a partial mechanism to satisfy the indemnification obligations of the Company Escrow Parties pursuant to Article VIII. The Escrow Amount shall be withheld from the Merger Consideration that would otherwise be payable to the Company Escrow Parties on a pro rata basis, as determined by reference to the portion of the Merger Consideration each Company Escrow Party is entitled to receive in the Merger as compared to all other Company Escrow Parties (each Company Escrow Party’s “Pro Rata Share”). All income earned on or with respect to the escrow fund shall be allocated for income Tax purposes to Parent. The preceding sentence is intended to ensure that distributions from the escrow fund to the Stockholders will qualify for installment sale treatment under Section 453 of the Code. In the event of any conflict between this Agreement and the Escrow Agreement, the terms of the Escrow Agreement will control.

(e) Each issued and outstanding share of capital stock of Merger Sub shall be converted into one share of common stock of the Surviving Corporation.

(f) Holders of shares of Company Series A Preferred Stock, Company Series B Preferred Stock or Company Common Stock who have complied with all the requirements for perfecting appraisal rights, as required under Delaware Law, shall be entitled to their appraisal rights under Delaware Law with respect to such shares (the “Dissenting Shares”). Notwithstanding the foregoing, if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s appraisal rights, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive the Merger Consideration to which such holder is then entitled under this Agreement, without interest thereon and upon surrender of the certificate representing such shares in accordance with this Agreement. Notwithstanding any provision of this Agreement to the contrary, any Dissenting Shares held by a Stockholder who has perfected such Stockholder’s appraisal rights for such shares in accordance with Delaware Law shall not be converted into the right to receive any portion of the Merger Consideration pursuant to this Section 1.7.1. In determining the value of the Dissenting Shares, appropriate reductions and deferrals will be applied to reflect the Escrow Amount.

(g) The parties hereto acknowledge and agree that the foregoing provisions of this Section 1.7.1 with respect to payment of the Merger Consideration and allocation of the Escrow Amount among the Company Escrow Parties complies in all respects with the provisions of the Company Certificate of Incorporation, including Section B.2 (Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales) of the Fourth Article thereof.

1.7.2	Exchange of Certificates; Payment of Merger Consideration

(a) Prior to the Effective Time, Parent shall designate an exchange agent (which may be Parent or a subsidiary of Parent) to act as exchange agent (the “Exchange Agent”) in the Merger.

(b) Upon surrender of a certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with a letter of transmittal (the “Letter of Transmittal”) substantially in the form attached hereto as Schedule 1.7.2(b), duly executed, and such other documents as may reasonably be required by Parent or the Exchange Agent, the holder of such certificate shall be entitled to receive in exchange therefor the portion of the Merger Consideration that such holder has the right to receive pursuant to the provisions of Section 1.7.1 (and subject to deduction for the Stockholder Representative Expense Fund pursuant to Section 1.8(c)), and the certificate so surrendered shall forthwith be cancelled. If any certificates representing shares of Company Stock shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Stockholder, in a form satisfactory to Parent, Parent shall pay in exchange for such lost, stolen or destroyed certificate the portion of the Merger Consideration that such Stockholder is entitled to receive pursuant to Section 1.7.1 (and subject to deduction for the Stockholder Representative Expense Fund pursuant to Section 1.8(c)); provided, however, that Parent may, in its discretion and as a condition precedent to the payment thereof, require such Stockholder to provide Parent with an indemnity agreement, in a form satisfactory to Parent, against any Claim that may be made against Parent with respect to the certificate alleged to have been lost, stolen or destroyed. No interest shall accrue on the Merger Consideration. If the Merger Consideration (or any portion thereof) is to be delivered to any Person other than the Person in whose name the certificate or certificates representing shares of Company Stock surrendered in exchange therefor is registered, it shall be a condition to such exchange that the Person requesting such exchange shall pay to Parent any transfer or other Taxes required by reason of the payment of the Merger Consideration (or any portion thereof) to a Person other than the registered holder of the certificate or certificates so surrendered, or shall establish to the satisfaction of Parent that such Tax has been paid or is not applicable. Any portion of the Merger Consideration that remains unclaimed by the former holders of Company Stock for six (6) months after the Effective Time shall be delivered to Parent. Any former holder of Company Stock that has not complied with this Section 1.7.2(b) prior to the end of such six-month period shall thereafter look only to Parent (subject to abandoned property, escheat and similar laws) but only as a general creditor thereof for payment of its claim for its portion of the Merger Consideration. Notwithstanding anything to the contrary, neither Parent nor any other party hereto shall be liable to a holder of shares of Company Stock for any Merger Consideration delivered to a public official pursuant to applicable law, including abandoned property, escheat and similar laws.

(c) The portion of the Merger Consideration payable to any holder of Company Stock as such pursuant to Section 1.7.1 (and subject to deduction for the Stockholder Representative Expense Fund pursuant to Section 1.8(c)) shall be paid by Parent or the Exchange Agent to such holder by wire transfer (or, at Parent’s or the Exchange Agent’s election, by check) within five business days after the later of (i) the Effective Time and (ii) the date on which the Exchange Agent receives such holder’s Letter of Transmittal, stock certificate(s) and other documents, if any, required pursuant to Section 1.7.2(b).

(d) Subject to Section 6.6(b) and receipt by Parent of an Option Holder letter of transmittal (the “Option Holder Letter of Transmittal”) substantially in the form attached hereto as Schedule 1.7.2(d), duly executed, each holder of a Vested In the Money Company Stock Option shall be entitled to receive in exchange therefor the portion of the Merger Consideration that such holder has the right to receive pursuant to the provisions of Section 1.7.1 (and subject to deduction for the Stockholder Representative Expense Fund pursuant to Section 1.8(c)). The portion of the Merger Consideration payable to any holder of a Vested In the Money Company Stock Option shall be paid through a Parent or Surviving Corporation payroll account no later than the next regular payroll date following the Effective Time. Parent will transfer funds to a Surviving Corporation payroll account if necessary to enable the Surviving Corporation to make such payments.

1.7.3	Withholding Rights

Parent or the Exchange Agent will be entitled to deduct and withhold from the Merger Consideration and any other payments contemplated by this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld and timely paid over to the proper Governmental Body, such amounts will be treated for all purposes of this Agreement as having been paid to the Stockholder or Option Holder in respect of whom such deduction and withholding were made. The Stockholders and Option Holders will provide Parent or the Company (to the extent not previously provided) any Forms W-4, W-9 or other certificates or forms Parent may reasonably request prior to Closing, in order to allow Parent or the Company to meet its withholding obligations under any applicable Tax law.

1.7.4	No Further Transfers

After the Effective Time, there shall be no transfers of any shares of Company Stock on the stock transfer books of the Company or the Surviving Corporation. If, after the Effective Time, certificates formerly representing shares of Company Stock are presented to the Surviving Corporation, they shall be forwarded to Parent or the Exchange Agent and shall be cancelled and exchanged in accordance with this Section 1.7, subject, in the case of Dissenting Shares, to Section 1.7.1(f).

1.7.5	No Further Ownership Rights in Shares of Company Stock

The portion of the Merger Consideration delivered upon surrender of and in exchange for shares of Company Stock in accordance with the terms of Section 1.7 will be deemed to have been delivered in full satisfaction of all rights pertaining to such shares of Company Stock. At the Effective Time, all shares of Company Stock issued before the Effective Time will cease to exist, and each certificate previously representing any such shares will represent only the right to receive that portion of the Merger Consideration determined in accordance with Section 1.7, provided, however, that certificates representing Dissenting Shares will entitle the holder thereof only to the right to receive the fair value of such shares in accordance with Delaware Law.

1.7.6	Closing Merger Consideration Spreadsheet

The Company will deliver to Parent at least three business days prior to the Closing a schedule which shall set forth (the “Merger Consideration Spreadsheet”) (i) the number of shares of Company Series A Preferred Stock, Company Series B Preferred Stock and Company Common Stock held by each Stockholder as of immediately prior to the Effective Time, (ii) the number of shares of Company Common Stock subject to each outstanding Company Stock Option as of immediately prior to the Effective Time and the per share exercise price, the vesting schedule and the name of each Option Holder thereof, showing separately for each Option Holder as of immediately prior to the Effective Time each Vested In the Money Company Stock Option, Unvested In the Money Company Stock Option and Company Stock Option that is not an In the Money Company Stock Option and the number of shares of Company Common Stock subject to partial or complete acceleration of vesting as a result of the Merger or termination of any employment or contractor arrangement, (iii) the portion of the Merger Consideration payable to each Company Escrow Party (taking into account the Transaction Costs Deduction and the Debt reflected on the Transaction Costs and Debt Spreadsheet and without any withholding of any applicable Taxes), assuming all holders of Company Stock Options are Continuing Employees and that no Stockholder exercises appraisal rights, (iv) each Company Escrow Party’s Pro Rata Share, and (v) the amount of the Escrow Amount payable to each Company Escrow Party, assuming that none of the Escrow Amount is paid to Parent pursuant to the Escrow Agreement.

1.8	Stockholder Representative

(a) By approving the Merger by written consent, or by execution of a Letter of Transmittal or an Option Holder Letter of Transmittal, each Company Escrow Party, shall have irrevocably authorized and appointed Shareholder Representative Services LLC, and any replacement representative appointed pursuant to Section 1.8(b) (the “Stockholder Representative”), with full power of substitution and resubstitution, as his, her or its representative and true and lawful attorney-in-fact and agent to act in his, her or its name, place and stead with respect to all matters arising in connection with this Agreement, including the power and authority, in his or her sole discretion, to:

(i) take any action contemplated to be taken by the Company Escrow Party under this Agreement, including pursuant to Article VIII, the Escrow Agreement or any other Operative Document;

(ii) negotiate, determine, defend and settle any disputes that may arise under or in connection with this Agreement, including with respect to any Indemnification Claim pursuant to Article VIII, the Escrow Agreement or any other Operative Document; and

(iii) make, execute, acknowledge and deliver any releases, assurances, receipts, requests, instructions, notices, agreements, certificates and any other instruments, and generally do any and all things and take any and all actions that may be requisite, proper or advisable in connection with this Agreement, including pursuant to Article VIII, the Escrow Agreement or any other Operative Document.

(b) The appointment of the Stockholder Representative may not be revoked except in accordance with this Section 1.8(b).

(i) The Stockholder Representative may be removed as the Stockholder Representative and replaced with another Person by written agreement among a majority in interest of the Company Escrow Parties according to each Company Escrow Party’s Pro Rata Share. The Stockholder Representative may resign at any time upon giving 30 business days’ prior written notice of such resignation to Parent and each Company Escrow Party. In the event of the Stockholder Representative’s death or Disability, he or she shall automatically be removed as the Stockholder Representative, without any action on the part of Parent or any Company Escrow Party.

(ii) In the event of the Stockholder Representative’s resignation, death or Disability, a majority in interest of the Company Escrow Parties according to each Company Escrow Party’s Pro Rata Share shall in good faith promptly agree in writing to a replacement Stockholder Representative. If as a result of the Stockholder Representative’s resignation, death, Disability or removal there is no appointed Stockholder Representative at the time of the expiration of any Survival Period set forth in Section 8.1 or at the expiration of any period in which any Parent Indemnified Party is required to provide notice to the Stockholder Representative with respect to any Indemnification Claim or action to be taken in connection with this Agreement or the Escrow Agreement, such period shall be deemed to be extended by the number of calendar days that elapses between the expiration of any such period and the appointment of a replacement Stockholder Representative pursuant to the preceding sentence.

(c) Notwithstanding the provisions of Section 1.7, an amount otherwise payable to the Company Escrow Parties equal to the Stockholder Representative Expense Fund will be delivered to the Stockholder Representative. The Stockholder Representative Expense Fund shall be withheld from the Merger Consideration that would otherwise be payable to the Company Escrow Parties according to each Company Escrow Party’s Pro Rata Share. The Stockholder Representative Expense Fund shall be held by the Stockholder Representative in a segregated client bank account and shall be used solely for the purposes of paying directly, or reimbursing the Stockholder Representative for, any third party expenses pursuant to the terms specified herein or in the Escrow Agreement. The Company Escrow Parties shall not receive interest or other earnings on the Stockholder Representative Expense Fund and the Company Escrow Parties irrevocably transfer and assign to the Stockholder Representative any ownership right that they may have in any interest that may accrue on funds held in the Stockholder Representative Expense Fund. The Company Escrow Parties acknowledge that the Stockholder Representative is not providing any investment supervision, recommendations or advice. The Stockholder Representative shall have no responsibility or liability for any loss of principal of the Stockholder Representative Expense Fund other than as a result of its gross negligence or willful misconduct. As soon as practicable following the release of the Escrow Amount in full under the terms set forth herein, the Stockholder Representative shall disburse the remaining balance of the Stockholder Representative Expense Fund to the Escrow Agent for distribution to the Company Escrow Parties based on each Company Escrow Party’s Pro Rata Share of such remaining balance.

(d) The Company Escrow Parties shall indemnify, defend and hold harmless the Stockholder Representative and its successors and assigns from and against any and all claims, demands, suits, actions, causes of action, losses, damages, obligations, liabilities, costs and expenses (including attorneys’ fees and court costs) (collectively, “Representative Losses”) arising as a result of or incurred in connection with any actions taken or omitted to be taken by the Stockholder Representative pursuant to the terms of this Agreement, in each case as such Representative Loss is incurred or suffered; provided that in the event it is finally adjudicated that a Representative Loss or any portion thereof was primarily caused by the gross negligence or willful misconduct of the Stockholder Representative, the Stockholder Representative will reimburse the Company Escrow Parties the amount of such indemnified Representative Loss attributable to such gross negligence or willful misconduct. If not paid directly to the Stockholder Representative by the Company Escrow Parties, any such losses, liabilities or expenses may be recovered by the Stockholder Representative from (i) the funds in the Stockholder Representative Expense Fund and (ii) to the extent the Stockholder Representative Expense Fund has been depleted, the amounts of the Escrow Amount otherwise distributable to the Company Escrow Parties pursuant to the terms hereof and the Escrow Agreement at the time of distribution in accordance with written instructions delivered by the Stockholder Representative to the Escrow Agent; provided that while this section allows the Stockholder Representative to be paid from the Stockholder Representative Expense Fund and the Escrow Amount, this does not relieve the Company Escrow Parties from their obligation to promptly pay such Representative Losses as such Representative Losses are suffered or incurred, nor does it prevent the Stockholder Representative from seeking any remedies available to it at law or otherwise.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the corresponding schedules of the Disclosure Memorandum delivered by the Company to Parent as of the date hereof (the “Disclosure Memorandum”), in order to induce Parent and Merger Sub to enter into and perform this Agreement, the Company represents and warrants to Parent and Merger Sub as follows.

2.1	Organization and Good Standing

The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted and as currently proposed to be conducted. The Company is duly qualified to do business and is in good standing in each of the jurisdictions specified in Schedule 2.1 to the Disclosure Memorandum, which are the only jurisdictions in which such qualification is necessary.

2.2	Authority and Enforceability

(a) The Company has the power and authority to execute this Agreement and the other Operative Documents to which it is a party and to perform its obligations hereunder and thereunder. All corporate action on the part of the Company and its directors, officers and Stockholders necessary for the authorization, execution, delivery and performance of this

Agreement and the other Operative Documents to which the Company is a party, the consummation of the Merger and the performance of all of the Company’s obligations under this Agreement and the other Operative Documents to which the Company is a party has been taken.

(b) This Agreement has been, and each of the other Operative Documents to which the Company is a party at the Closing will have been, duly executed and delivered by the Company and this Agreement is, and each of the Operative Documents to which the Company is a party or will be a party at the Closing will be, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, relating to or limiting creditors’ rights generally and (ii) general principles of equity (whether considered in an action in equity or at law).

2.3	Capitalization and Stock Rights

The authorized capital stock of the Company is 25,600,000 shares of Company Common Stock, and 11,834,676 shares of preferred stock, $0.0001 par value per share, 2,600,000 shares of which are designated as Company Series A Preferred Stock and 9,234,676 shares of which are designated as Company Series B Preferred Stock. The outstanding capital stock of the Company is 9,289,658 shares of Company Common Stock, 2,324,033 shares of Company Series A Preferred Stock and 8,815,936 shares of Company Series B Preferred Stock. As of the date of this Agreement, the Company Stock is held of record and beneficially by the Stockholders as set forth on Schedule 2.3 to the Disclosure Memorandum, free and clear of any Encumbrances created by the Company Certificate of Incorporation, the Company Bylaws or Contracts to which the Company is a party and, to the Knowledge of the Company, free and clear of any other Encumbrances. The Company Stock has been authorized and validly issued and is fully paid and nonassessable. The Company Stock was issued in compliance with all applicable laws. There are no outstanding Stock Purchase Rights other than Company Stock Options, all of which were granted under the Company Incentive Plan, and Company Series A Warrants. As of the date hereof, 4,602,095 shares of Company Common Stock are reserved for issuance under the Company Incentive Plan. Options to purchase 2,161,611 shares of Company Common Stock have been granted pursuant to the Company Incentive Plan, options to purchase 1,366,259 shares of Company Common Stock are outstanding as of the date hereof and options to purchase 102,250 shares of Company Common Stock are subject to Committed Company Stock Options. 244,571 shares of Company Common Stock have been issued upon exercise of Company Stock Options granted under the Company Incentive Plan. 113,399 shares of Company Common Stock are subject to a Repurchase Right as of May 1, 2012 and are identified as such on Schedule 2.3 to the Disclosure Memorandum. All Company Stock Options have been validly granted and have been approved by the Company’s board of directors or a duly authorized committee of the board of directors in accordance with the terms and conditions of the Company Incentive Plan. Schedule 2.3 to the Disclosure Memorandum sets forth, as of the date of this Agreement, the name of each Option Holder, the grant date of each such Company Stock Option, the total number of shares of Company Common Stock subject to each such outstanding Company Stock Option, the exercise price per share, and the vesting schedule of each such Company Stock Option (identifying the extent to which the Company Stock Option is subject to partial or complete acceleration of vesting as a result of the Merger or termination of employment or contractor arrangement). Schedule 2.3 to the Disclosure Memorandum also sets forth, with respect to each Committed Company Stock Option, the name of each Person who is entitled to a Committed Company Stock Option, the total number of shares of Company Common Stock subject to each Committed Company Stock Option, and the vesting schedule of each such Committed Company Stock Option (identifying the extent to which the Committed Company Stock Option is subject to partial or complete acceleration of vesting as a result of the Merger or termination of employment or contractor arrangement). As of the date hereof, 216,905 shares of Company Series A Preferred Stock are reserved for issuance under the Company Series A Warrants. All Company Series A Warrants have been validly issued and have been approved by the Company’s board of directors or a duly authorized committee of the board of directors. Schedule 2.3 to the Disclosure Memorandum sets forth, as of the date hereof, the name of each holder of a Company Series A Warrant, the total number of shares of Company Series A Preferred Stock subject to each outstanding Company Series A Warrant, the exercise price per share, and the expiration date of each such Company Series A Warrant. There are no stock appreciation rights, phantom stock rights or similar rights with respect to the Company or its securities. The Company is not a party to, nor, to the Knowledge of the Company, are there (i) any stockholders agreements or similar agreements, including any that affect or restrict the voting rights or right to transfer the capital stock of the Company (including any rights of refusal or offer, co-sale, tag-along or drag-along rights), or (ii) any investor rights or similar agreements, including any agreements providing for any registration rights, information or inspection rights, or similar rights with respect to the Company or its securities. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into or exchangeable for securities having the right to vote) on any matters on which the Stockholders may vote or that are or will become entitled to receive any payment as a result of the Merger. Company has delivered to Parent true and complete copies of the Company Incentive Plan and the forms of all instruments setting forth the rights of Company securities as of the date hereof.

2.4	Subsidiaries and Affiliates

The Company does not own and has never owned, directly or indirectly, any ownership, equity, voting or other interest in any Person, and has no agreement or commitment to purchase any such interest.

2.5	No Approvals; No Conflicts

The execution, delivery and performance by the Company of this Agreement and the other Operative Documents to which the Company is a party and the consummation by the Company of the transactions contemplated hereby and thereby, and the forward merger of the Company with and into Merger Sub (if structured as such) will not (a) constitute a violation (with or without the giving of notice or lapse of time, or both) of law or any judgment, decree, order, regulation or rule of any Governmental Body applicable to the Company, (b) other than the filing of the Certificate of Merger, require any consent, approval or authorization of, declaration, filing or registration with, or notice to, any Governmental Body, (c) require any consent, approval or authorization of, or notice to, any Person pursuant to any Contract or result in a default (with or without the giving of notice or lapse of time, or both) under, or acceleration or termination of, or the creation in any Person of the right to accelerate, terminate, modify or cancel, any Encumbrance, Contract, obligation or liability to which the Company is a party or by which it is bound or to which any material assets of the Company are subject, (d) result in the creation of any Encumbrance on any material assets of the Company, (e) conflict with or result in a breach of or constitute a default under any provision of the Company Certificate of Incorporation or the Company Bylaws, or (f) invalidate or adversely affect any permit, license or authorization that is material to the conduct of the Company’s business.

2.6	Financial Statements

(a) The Company has delivered to Parent (i) unaudited balance sheets and statements of operations, cash flows and changes in stockholder equity of the Company at and for each fiscal year of the Company since inception, and accompanying notes, and (ii) an unaudited balance sheet and statements of operations, cash flows and changes in stockholder equity of the Company at and for the three-month period ended March 31, 2012 (collectively, the “Financial Statements”). The Financial Statements (A) are accurate, complete and consistent with the books and records of the Company, (B) have been prepared in conformity with GAAP applied on a basis consistent throughout the periods indicated (except for the absence of footnotes), and (iii) fairly present in all material respects the financial position, results of operations and cash flows of the Company as of the dates and for the periods indicated. The balance sheet of the Company as of March 31, 2012 is herein referred to as the “Company Balance Sheet.” The Company has no liabilities or obligations of any nature (absolute, contingent or otherwise) that would be required to be disclosed on a balance sheet prepared in accordance with GAAP applied consistently with the Company Balance Sheet, except (1) liabilities or obligations incurred since the date of the Company Balance Sheet in the ordinary course of business and consistent with the Company’s past practice, which in the aggregate do not exceed $25,000, and (2) current liabilities incurred in connection with this Agreement listed on Schedule 2.6(a) to the Disclosure Memorandum. The Company is not a guarantor, indemnitor, surety or other obligor of any indebtedness of any other Person. The Company has delivered to Parent accurate and complete copies of all management letters and other correspondence received from the Company’s accountants relating to the Company’s financial statements, accounting controls and all related matters. To the Knowledge of the Company, there has been no incidence of fraud that involves any current or former directors, officers or employees of the Company. No services have been performed for the Company by Ernst & Young, LLP.

(b) Schedule 2.6(b) to the Disclosure Memorandum sets forth all outstanding Debt as of the date of this Agreement, in the aggregate and with respect to each Person entitled to payment of a portion of such Debt (with reference to the Contract pursuant to which such Debt is owed).

2.7	Absence of Certain Changes or Events

Except for transactions specifically contemplated in this Agreement, (a) between the date of the Company Balance Sheet and the date hereof: (i) the business of the Company has been conducted in the ordinary course of business and consistent with the Company’s past practice; (ii) there has not occurred any Company Material Adverse Effect and, to the Knowledge of the Company, no event has occurred or circumstances exist that would reasonably be expected to result in a Company Material Adverse Effect; and (iii) no employee, director or contractor of the Company has received any equity-based compensation other than grants of Company Stock

Options pursuant to the Company Incentive Plan listed on Schedule 2.3 to the Disclosure Memorandum; and (b) since the date of the Company Balance Sheet, the Company has not taken, or agreed to take, any action that if taken between the date of this Agreement and the Closing would require the prior written consent of Parent pursuant to Section 6.1 (except to the extent such prior written consent of Parent has been given).

2.8	Taxes

(a) The Company (i) has timely filed on or before the applicable due date with each appropriate Governmental Body all Tax Returns required to be filed by it; and all such Tax Returns have been properly completed in compliance with applicable legal requirements, and are accurate and complete, in all material respects, and (ii) has fully and timely paid, or has made adequate provision on the Financial Statements in accordance with GAAP for, all Taxes with respect to it (whether or not such Taxes have been reflected on any Tax Return). All Taxes that the Company has been required by law to withhold or to collect for payment have been duly withheld and collected, and have been paid over to the appropriate Governmental Body in compliance with all applicable legal requirements.

(b) Other than as set forth on Schedule 2.8(b) to the Disclosure Memorandum, (i) there are no pending or, to the Knowledge of the Company, threatened Claims by any Governmental Body with respect to Taxes of the Company; (ii) no extension or waiver of the limitation period applicable to any Tax Return of the Company is in effect or has been requested; (iii) all deficiencies proposed or asserted or assessments made as a result of any examinations by any Governmental Body of the Tax Returns of the Company have been fully paid or fully settled; and (iv) the Company is not and will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting for a Pre-Closing Tax Period, (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign law) executed on or prior to the Closing Date, (C) installment sale or open transaction disposition made on or prior to the Closing Date, or (D) prepaid amount received on or prior to the Closing Date.

(c) The Company has not been a member of any Affiliated Group that filed or was required to file a consolidated, combined or unitary Tax Return (other than a group the common parent of which was the Company).

(d) The Company has delivered or made available to Parent correct and complete copies of all income and other material Tax Returns filed since January 1, 2010, and all audit reports and statements of deficiencies assessed against or agreed to by it.

(e) The Company is not and has never been a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract.

(f) To the Knowledge of the Company, no Claim has been made by a Governmental Body in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.

(g) The Company is not and has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(h) The Company has not distributed stock of another Person, nor had its stock distributed by another Person within the last two years, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(i) The Company has not made any payment or payments, is not obligated to make any payment or payments, and is not a party to (or a participating employer in) any Contract (including any Employee Benefit Plan and Stock Purchase Rights) that could obligate the Company or Parent to make any payment or payments that constitute or would constitute an “excess parachute payment,” as defined in Section 280G of the Code (or any corresponding or similar provision of state, local or foreign law).

(j) No Tax ruling has been issued by a Governmental Body to the Company.

(k) No Stockholder holds shares of Company Stock that are nontransferable and subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code with respect to which, to the Knowledge of the Company, a valid election under Section 83(b) of the Code has not been made.

2.9	Property

The Company does not own and has never owned any real property. Schedule 2.9(a) to the Disclosure Memorandum contains an accurate and complete list of all real property currently leased or currently being used by the Company (the “Real Property”). The material personal property owned by the Company having a value in excess of $5,000 is identified in Schedule 2.9(b) to the Disclosure Memorandum (the “Personal Property”). The Real Property and the Personal Property include all the properties and assets reflected in the Company Balance Sheet (except for such properties or assets sold, used up or disposed of since the date of the Company Balance Sheet in the ordinary course of business and consistent with the Company’s past practice) and all the properties and assets purchased by the Company since the date of the Company Balance Sheet. The properties and assets owned, leased or licensed by the Company include all properties and assets used in, and, to the Knowledge of the Company, are sufficient in all material respects for the conduct of the Company business as it is presently conducted. The Company’s interests in the Real Property and the Personal Property are free and clear of all Encumbrances, except for Permitted Encumbrances.

2.10	Contracts

(a) Schedule 2.10(a) to the Disclosure Memorandum contains an accurate and complete list of the following (each, a “Material Contract”): (i) all Contracts to which the Company is a party or by which the Company is bound providing for potential annual payments by or to the Company in excess of $25,000; (ii) each Contract relating to the Debt; (iii) all Contracts affecting the ownership of, leasing of, title to, use of or any leasehold or other interest in, any real or personal property of the Company, including the granting of security interests by the Company, other than personal property leases having a value per item or aggregate payments of less than $25,000; (iv) all Contracts with any labor union or other employee representative of a group of employees relating to wages, hours or other conditions of employment; (v) all Contracts involving any joint venture, partnership or limited liability company agreement involving a sharing of profits, losses, costs, Taxes or other liabilities by the Company with any other Person or that provides for the payment of referral fees or bounties; (vi) all Contracts with a noncompetition, nonsolicitation, “most-favored-nations” pricing or exclusivity agreement or other arrangement that would prevent, restrict or limit in any way the Company from carrying on its business in any manner or in any geographic location; (vii) all Contracts containing an effective power of attorney, agency or similar authority granted by the Company; (viii) all Contracts containing or providing for an express undertaking by the Company to be responsible for consequential, special or liquidated damages or to indemnify any other party that may result in liability to the Company in excess of $25,000; (ix) all Contracts involving the settlement, release, compromise or waiver of any of the Company’s material rights, claims, obligations, duties or liabilities; (x) all Contracts under which the Company has loaned to, or made an investment in, or guaranteed the obligations of, any Person; (xi) all Contracts relating to any bond or letter of credit; (xii) all Contracts containing any obligation of confidentiality or nondisclosure between the Company and any other Person for the benefit of the Company or such other Person, other than those restricting a Person other than the Company entered into with any actual or prospective customer or vendor in the ordinary course of business consistent with past practices pursuant to a form made available to Parent; (xiii) all Contracts relating to any interest rate, currency or commodity derivatives or hedging transaction; and (xiv) all Contracts with a Governmental Body.

(b) All Contracts to which the Company is a party or by which the Company is bound are valid, binding and enforceable in accordance with their terms against the Company and, to the Knowledge of the Company, each other party thereto, and are in full force and effect. The Company has performed in all material respects all obligations imposed on it under such Contracts, and neither the Company nor, to the Knowledge of the Company, any other party thereto is in default thereunder, nor, to the Knowledge of the Company, has any event occurred that with notice or lapse of time, or both, would constitute a default by the Company or, to the Knowledge of the Company, any other party thereunder. There is not now and has not been within the past 24 months any disagreement or dispute with any other party to any Material Contract, nor is there any pending request or process for amendment of any Material Contract. Accurate and complete copies of each written Material Contract have been made available to Parent. The Company is not a party to any oral Contract. As of the date of this Agreement, the Company has not received any written notification, or to the Knowledge of the Company any other notification, that any party to a Material Contract intends to cancel, terminate, refuse to perform, refuse to renew (if such Material Contract is renewable) such Material Contract.

(c) The Company has made available to Parent accurate and complete copies of the Company’s current standard form of subscription agreements. The Company has not entered into any form of agreement currently in effect (or with any continuing obligations) with any subscriber that differs in any material respect from the forms of the agreements other than as set forth in Schedule 2.10(c) to the Disclosure Memorandum.

2.11	Customers and Suppliers

Schedule 2.11 to the Disclosure Memorandum sets forth: (a) an accurate and complete list of the customers of the Company accounting for 1% or more of the Company’s revenues during the fiscal year ended December 31, 2011, showing the approximate total revenues from each such customer during such fiscal year , and (b) an accurate and complete list of the suppliers of the Company from whom the Company has purchased 5% or more of the total goods or the total services purchased by the Company in the fiscal year ended December 31, 2011, showing the percentage of such goods and services purchased by the Company from such supplier in that fiscal year. No customer or supplier named on Schedule 2.11 to the Disclosure Memorandum has during the last 12 months materially decreased or materially limited, or threatened to materially decrease or materially limit, its purchase of the Company’s products, or its supply of materials or services to the Company, as the case may be. The Company has not received any notice, and to the Knowledge of the Company as of the date of this Agreement based solely on communications and other interactions between the Company and the customers or suppliers named on Schedule 2.11 to the Disclosure Memorandum, no circumstance exists, that would reasonably be expected to cause the Company to expect that any customer or supplier named on Schedule 2.11 to the Disclosure Memorandum, intends to discontinue its business relationship with the Company, and as of the date of this Agreement there is not and has not been since December 31, 2011 any material dispute with or Claim by any of the Company’s customers or suppliers named on Schedule 2.11 to the Disclosure Memorandum concerning the purchase of the Company’s products or the supply of materials or services to the Company.

2.12	Warranties, Privacy and Security

2.12.1	Warranties and Returns

Schedule 2.12.1 to the Disclosure Memorandum sets forth the refund policies that pertain to the Company’s business, products or services. Schedule 2.12.1 to the Disclosure Memorandum also discloses the amounts charged to “returns” from the Company’s operations on the Company’s books and records for the past three years. Other than as set forth on Schedule 2.12.1 to the Disclosure Memorandum, the Company has not made any express warranties in connection with the sale or license of products or services or the performance of services. Aggregate Claims against the Company for Warranty Costs with respect to products or services during each of the Company’s last three fiscal years did not exceed $25,000 per year, and there are no outstanding or, to the Knowledge of the Company, threatened, Claims for any such Warranty Costs that would individually exceed $10,000.

2.12.2	Warranty Against Defects

The Company-Owned IP and, to the Knowledge of the Company, the Third Party IP, is free from material defects and substantially conforms to the applicable specifications, documentation and samples of such Company IP. None of the software included in the Company-Owned IP or, to the Knowledge of the Company, the Third Party IP, contains (a) any clock, timer, counter, or other limiting or disabling code, design, routine or any viruses, Trojan horses, or other disabling or disruptive codes or commands that would cause the Company IP to be erased, made inoperable or otherwise rendered incapable of performing in accordance with its performance specifications and descriptions or otherwise limit or restrict the Company’s or any Person’s ability to use the Company IP after a specific or random number of years or copies, or (b) any back doors or other undocumented access mechanism allowing unauthorized access to, and viewing, manipulation, modification or other changes to, the Company IP.

2.12.3	Privacy

A privacy statement (the “Privacy Statement”) regarding the collection, retention, use and distribution of the personal information of individuals, including from visitors to the Company’s websites, is posted and is accessible to individuals at all times on each Company website. All versions of the Privacy Statement, together with accurate information regarding the times during which such statements were in use, have been provided to Parent. Such Privacy Statements are accurate and consistent with the Company’s actual practices with respect to the security, collection, retention, use and disclosure of individuals’ personal information. The Company: (a) complies with the Privacy Statements as applicable to any given set of personal information collected by the Company from individuals; (b) complies with all applicable privacy laws and regulations regarding the collection, retention, use and disclosure of personal information; and (c) takes all reasonably appropriate and industry-standard measures to protect and maintain the confidential nature of the personal information provided to the Company by individuals. The Company has commercially reasonable technological and procedural measures in place, which, at a minimum, are consistent with industry standards to protect personal information collected from individuals against loss, theft and unauthorized access or disclosure and there have been no security breaches or instances of compromised personal information collected from individuals. The Company does not knowingly collect information from or target children under the age of 13. The Company does not sell, rent or, except in full compliance with the applicable Privacy Statement and all applicable laws and after obtaining any required consents of the individuals involved as applicable, otherwise share or make available to third parties any personal information submitted by individuals. Other than as constrained by the Privacy Statements and by applicable laws and regulations, the Company is not restricted in its use and/or distribution of personal information collected by the Company. The Company has not received any, and to the Knowledge of the Company there are no, Claims, notices or complaints regarding the Company’s information practices or the disclosure, retention or misuse of any personal information. The Company has described in the Privacy Statement the Company’s use of cookies, web beacons and other online tracking technologies.

2.12.4	Security and Disaster Recovery

The Company has implemented and maintained, consistent with customary industry practices and its obligations to third parties, commercially reasonable security and other measures to protect computers, networks, software and systems used by the Company to store, process or transmit Company IP from unauthorized access, use or modification.

2.13	Claims and Orders

(a) As of the date of this Agreement and as of the earlier of (i) the Effective Time and (ii) the date that is 60 days after the date of this Agreement, there are, and since January 1, 2009, there have been no Claims pending or involving or, to the Knowledge of the Company, threatened against the Company before or by any Person. There are no Claims pending or involving or, to the Knowledge of the Company, threatened against the Company before or by any Person that would have the effect of preventing, delaying, making illegal or otherwise interfering with the transactions contemplated by this Agreement or any of the other Operative Documents. There are no outstanding or unsatisfied judgments, orders, decrees or stipulations by a Governmental Body to which the Company is a party or by which it is bound. As of the date hereof, to the Knowledge of the Company, there is no proposed order of any Governmental Body that, if issued or otherwise put into effect, (A) would have a Company Material Adverse Effect or a material adverse effect on the Company’s ability to perform under this Agreement or the other Operative Documents or (B) would have the effect of preventing, significantly delaying or making illegal the transactions contemplated by this Agreement.

(b) To the Knowledge of the Company, (i) no director or officer of the Company has been the subject of a criminal proceeding (excluding minor traffic violations), (ii) no petition under the federal bankruptcy laws or any state insolvency law has been filed by or against, or a receiver or similar officer appointed for, any director or officer of the Company, (iii) no director or officer of the Company has ever been found by any Governmental Body to have violated any federal or state laws or regulations or been subject to any investigation regarding a possible violation of any federal or state laws or regulations, (iv) no director or officer of the Company is the subject of any order, judgment or decree of, or has entered into an agreement with, any Governmental Body permanently or temporarily enjoining him or her, or otherwise limiting him or her, from engaging in any business, profession or business practice, and (v) no current employee of the Company has been the subject of a criminal proceeding (excluding misdemeanor violations not involving allegations or fraud, dishonesty or moral turpitude) or has ever been found by any Governmental Body to have violated any federal or state laws or regulations or been subject to any investigation regarding a possible violation of any federal or state laws or regulations.

2.14	Labor and Employment Matters

There is no labor strike, dispute, slowdown or stoppage pending or, to the Knowledge of the Company, threatened against or affecting the Company, and the Company has not experienced any work stoppage or other labor difficulty since its inception. As of the date hereof, to the Knowledge of the Company, no employee intends to terminate as a result of the transactions contemplated hereby, or otherwise imminently terminate, his or her employment or relationship with the Company. No collective bargaining agreement is binding on the Company. There are no organizational efforts presently being made or, to the Knowledge of the Company, threatened by or on behalf of any labor union with respect to employees of the Company. All employees of the Company are employed on an “at will” basis, are eligible to work and are, to the Knowledge of the Company, lawfully employed in the United States. Each current and former employee and officer of the Company has executed a confidential information and intellectual property assignment agreement in the form provided to Parent. To the extent that the Company obtains or has obtained any services through outside contractors, each Person providing such services to the Company has executed a nondisclosure agreement in the form provided to Parent. The Company has provided to Parent, a true and complete list which contains: (a) the names, titles and current compensation amounts of all current directors, officers, and employees of the Company; (b) the wage rates for nonsalaried and nonofficer salaried current employees of the Company by classification, and all union Contracts (if any); (c) the names and current compensation packages of all current independent contractors and consultants of the Company; (d) each current employment, independent contractor or consulting Contract or arrangement to which the Company is a party or other Contract to which the Company is a party pursuant to which any Person is entitled to compensation or other payments from the Company in respect of past or future services provided, or to be provided, to the Company by any such Person; and (e) each state or other jurisdiction in which the Company currently employs any Person or engages the services of any independent contractor or consultant.

2.15	Employee Benefit Plans

(a) Schedule 2.15 to the Disclosure Memorandum contains a complete and accurate list of all current Employee Benefit Plans. The Company does not have any agreement, commitment or obligation to create, enter into or contribute to any additional Employee Benefit Plan, or to modify or amend any existing Employee Benefit Plan. The terms of each Employee Benefit Plan permit the Company to amend and terminate such Employee Benefit Plan at any time and for any reason without penalty and without liability or expense (other than ordinary administrative expenses typically incurred in a termination event).

(b) The Company has delivered to Parent true, correct and complete copies (or, in the case of unwritten Employee Benefit Plans, descriptions) of all the Employee Benefit Plans (and all amendments thereto), and to the extent applicable to a particular Employee Benefit Plan, (i) the three most recent annual reports (Form 5500 series) filed with respect to such Employee Benefit Plan; (ii) the most recent summary plan description, and all summaries of modifications related thereto, distributed with respect to such Employee Benefit Plan; (iii) all Contracts and agreements (and any amendments thereto) currently in effect relating to such Employee Benefit Plan; (iv) the most recent determination letter issued by the IRS with respect to such Employee Benefit Plan; (v) the most recent annual actuarial valuation prepared for such Employee Benefit Plan; and (vi) all coverage, nondiscrimination, top-heavy and Code Section 415 tests performed with respect to such Employee Benefit Plan for the last three years.

(c) With respect to each Employee Benefit Plan: (i) such Employee Benefit Plan is, and at all times has been, maintained, administered and funded in all material respects in accordance with its terms and in material compliance with all applicable laws; (ii) the Company and, to the Knowledge of the Company, each other Person have, at all times, properly performed all their duties and obligations (whether arising by operation of law, by Contract or otherwise) under or with respect to such Employee Benefit Plan; (iii) no transaction or event has occurred or, to the Knowledge of the Company, is threatened or about to occur (including any of the transactions contemplated in or by this Agreement) that constitutes or could constitute a prohibited transaction under Section 406 or 407 of ERISA or under Section 4975 of the Code for which an exemption is not available; and (iv) the Company has not incurred, and there exists no condition or set of circumstances in connection with which the Company or Parent could incur, directly or indirectly, any material liability or expense (except for routine contributions and benefit payments) under ERISA, the Code or any other applicable law, or pursuant to any indemnification or similar agreement with respect to such Employee Benefit Plan.

(d) To the Knowledge of the Company, each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified, and its related trust or group annuity Contract is exempt from taxation under Section 501(a) of the Code. Each such Employee Benefit Plan is either the subject of an unrevoked favorable determination letter from the IRS with respect to such Employee Benefit Plan’s qualified status under the Code through that legislation commonly referred to as “EGTRRA,” or has applied (or has time remaining in which to apply) to the IRS for such a determination letter prior to the expiration of the requisite period under applicable treasury regulations or IRS pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination or has been established under a standardized prototype plan for which an IRS opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer. To the Knowledge of the Company, nothing has occurred or is reasonably expected by the Company to occur that could adversely affect the qualification or exemption of any such Employee Benefit Plan or its related trust or group annuity Contract. No such Employee Benefit Plan is or ever has been a “top-heavy plan,” as defined in Section 416 of the Code.

(e) All contributions, premiums and other payments due or required to be paid to (or with respect to) each Employee Benefit Plan have been timely paid in all material respects, or, if not yet due, have been accrued as a liability on the Company Balance Sheet or in the Company’s books and records for periods after the date of the Company Balance Sheet. All Taxes that are required by law to be withheld from benefits derived under the Employee Benefit Plans have been properly withheld and remitted to the proper depository in a timely manner in all material respects.

(f) There are no Claims (other than routine Claims for benefits) pending or, to the Knowledge of the Company, threatened with respect to (or against the assets of) any Employee Benefit Plan. To the Knowledge of the Company, (i) no Employee Benefit Plan is currently under investigation, audit or review, directly or indirectly, by the IRS, DOL or any other Governmental Body, and (ii) no such action is contemplated or under consideration by the IRS, DOL or any other Governmental Body.

(g) The Company does not sponsor, maintain or contribute to, and has never sponsored, maintained or contributed to (or been obligated to sponsor, maintain or contribute to), (i) a “multiemployer plan,” as defined in Section 3(37) or Section 4001(a)(3) of ERISA, (ii) a multiple employer plan within the meaning of Section 4063 or Section 4064 of ERISA or Section 413 of the Code, (iii) an employee benefit plan that is subject to Section 302 of ERISA, Title IV of ERISA or Section 412 of the Code, or (iv) a “multiple employer welfare arrangement,” as defined in Section 3(40) of ERISA.

(h) The Company is not, nor has it ever been, treated as a single employer for purposes of Section 414(b), (c), (m) or (o) of the Code in combination with any other Person.

(i) Neither the Company nor any Employee Benefit Plan provides or has any obligation to provide (or contribute toward the cost of) post-employment or post-termination benefits of any kind, including death and medical benefits, with respect to any current or former officer, employee, agent, director or independent contractor of the Company, other than continuation coverage mandated by Sections 601 through 608 of ERISA and Section 4980B(f) of the Code.

(j) Except as set forth in Schedule 2.15(j) to the Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement and the other Operative Documents (either alone or upon the occurrence of any additional or subsequent event(s)) will (i) entitle any individual to severance pay, unemployment compensation or any other payment from the Company, Parent, any of their respective Affiliates or any Employee Benefit Plan, (ii) otherwise increase the amount of compensation due to any individual or forgive indebtedness owed by any individual, (iii) result in any benefit or right becoming established or increased, or accelerate the time of payment or vesting of any benefit, under any Employee Benefit Plan, (iv) require the Company, Parent or any of their respective Affiliates to transfer or set aside any assets to fund or otherwise provide for any benefits for any individual, or (v) impair in any way the rights of the Company under any Employee Benefit Plan.

(k) Each Employee Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code, including any Stock Purchase Rights, is, and at all times has been, maintained, administered, operated and funded in all material respects in accordance with the applicable requirements of Section 409A of the Code.

(l) The Company has not received services from (i) to the Knowledge of the Company, any individual whom the Company treated as an independent contractor, but who should have been treated as a common law employee of the Company, or (ii) any individual who constituted a leased employee of the Company under Section 414(n) of the Code.

(m) The Company does not sponsor, maintain or contribute to, and has never sponsored, maintained or contributed to (or been obligated to sponsor, maintain or contribute to), any Employee Benefit Plan subject to the laws of any jurisdiction outside of the United States.

2.16	Intellectual Property

2.16.1	Company Intellectual Property

The Company exclusively owns, or has the valid right or license to Exploit (subject to, in the case of any Third Party IP, the terms of the applicable Inbound Licenses), all Company IP. The Company owns all rights, title and interest in and to all the Company-Owned IP free and clear of all Encumbrances and licenses other than the Outbound Licenses. To the Knowledge of the Company, the Company Technology is sufficient for the conduct of the Company’s business as currently conducted.

2.16.2	Intellectual Property Agreements

Schedule 2.16.2 to the Disclosure Memorandum lists all Company IP Agreements, separately identified as Outbound Licenses and Inbound Licenses (except for Inbound Licenses that are standard end user license agreements for off-the-shelf software or services not in excess of $1,000 per seat; although excluded from Schedule 2.16.2 to the Disclosure Memorandum, such Contracts are included in the definition of Inbound Licenses). Other than the Company IP

Agreements, there are no other Contracts to which the Company is a party governing or relating to any Company IP. With respect to the Company IP Agreements, except as otherwise set forth in Schedule 2.16.2 to the Disclosure Memorandum: (a) all are valid, binding and in full force and effect; (b) the Company and, to the Knowledge of the Company, each other party thereto have performed their obligations thereunder; and (c) neither the Company nor, to the Knowledge of the Company, any other party thereto is in default or breach thereunder. Neither the Company nor any of the Stockholders has received notice or has any knowledge that any party to any Company IP Agreement intends to cancel, terminate or refuse to renew (if renewable) any Company IP Agreement or to exercise or decline to exercise any option or right thereunder.

2.16.3	No Violation; No Impairment

Except as otherwise set forth in Schedule 2.16.3, neither the execution, delivery or performance of this Agreement or the other Operative Documents nor the consummation of the transactions contemplated herein and therein will: (a) constitute a breach of or default under any Company IP Agreement; (b) cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of, any Company IP; or (c) impair the right of the Company to Exploit any of the Company IP, or portion thereof.

2.16.4	Payments

Except as accurately and completely set forth in the Company IP Agreements, no royalties, commissions, fees or other payments are or will become payable by the Company to any Person by reason of the Company’s Exploitation of any Company IP in the conduct of the Company’s business as currently conducted.

2.16.5	Intellectual Property Registrations

Schedule 2.16.5 to the Disclosure Memorandum sets forth all registrations and applications made by or on behalf of the Company in any jurisdiction, domestic, foreign or otherwise, of any patents, copyrights, mask works, trademarks, service marks, design rights, domain names and any other Company-Owned IP and all foreign equivalents (collectively, “Company IP Registrations”). All of the Company IP Registrations are valid, enforceable and subsisting. Except as set forth in Schedule 2.16.5, there are no other actions that must be taken by the Company or the Parent within 180 days after the date of this Agreement for the purpose of obtaining, maintaining, perfecting, preserving or renewing any Company IP Registration. The Company has not conducted its business, and has not used or enforced (or failed to use or enforce) the Company-Owned IP, in a manner that would result in the abandonment, cancellation or unenforceability of any item of the Company IP Registrations, and has not taken (or failed to take) any action that would result in the forfeiture or relinquishment of any of the Company IP Registrations. Schedule 2.16.5 to the Disclosure Memorandum also lists all trademarks, trade names, service marks, logos, domain names or other source identifiers currently used by the Company but for which no registration has been sought. There have been no interferences, re-examinations or oppositions brought or threatened to be brought involving any of the Company IP Registrations. The Company has the sole right to file, prosecute and maintain all applications and registrations with respect to the Company-Owned IP.

2.16.6	No Infringement by the Company

The Company’s Exploitation of the Company IP in the Company’s business as currently conducted: (a) does not constitute a breach or default under, or otherwise violate, any Company IP Agreement, (b) except with respect to patents, to the Knowledge of the Company, does not infringe, violate or interfere with or misappropriate any right (including any intellectual property right), title or interest of any Person (c) with respect to patents, does not infringe, violate or interfere with or misappropriate any right (including any intellectual property right), title or interest of any Person, and (d) does not constitute unfair competition or unfair trade practices under the laws of any jurisdiction to which the Company is subject. There is no pending or, to the Knowledge of the Company, threatened Claim that any of the Company-Owned IP is invalid or contesting the ownership or right of the Company to Exploit any of the Company-Owned IP, nor, to the Knowledge of the Company, is there any basis for any such Claim. To the Knowledge of the Company, there is no pending or threatened Claim that any of the Third Party IP is invalid or contesting the ownership of the Third-Party IP or the right of the Company to Exploit (subject to the terms of the applicable Inbound License) any of the Third Party IP. Except as set forth in Section 2.16.6 of the Disclosure Memorandum, neither the Company nor any Stockholder has received any notice or Claim (whether written, oral or otherwise) regarding any offer to license or any infringement, misappropriation, violation, misuse, abuse or other interference of or with any third party intellectual property right by the Company or the Company IP or claiming that any other entity has any such Claim with respect thereto, nor, to the Knowledge of the Company, is there any basis for any such Claim. Neither the Company nor any Stockholder has received any oral or written opinions of counsel relating to infringement, invalidity or unenforceability of any Company IP.

2.16.7	No Third Party Infringement

To the Knowledge of the Company, there is and has been no unauthorized use, unauthorized disclosure, infringement, violation or misappropriation of any Company-Owned IP by any Person. The Company has not received any notice (whether written, oral or otherwise) nor has any knowledge that any Person is infringing, violating or misappropriating any part of the Company IP or otherwise making any unauthorized use or disclosure of the Company IP.

2.16.8	Confidentiality

The Company has taken commercially reasonable steps, which, at a minimum, are consistent with industry standards, to maintain the confidentiality of its confidential and proprietary information and data. Without limiting the foregoing, the Company has not (a) disclosed confidential or proprietary information to any Person other than an officer, director, employee or consultant of the Company and under a written nondisclosure agreement, or (b) deposited, disclosed or delivered to any Person, or agreed to or permitted the deposit, disclosure or delivery to any Person of, any Source Code other than an officer, director, employee or consultant of the Company and under a written nondisclosure agreement. No event has occurred, and no circumstances or conditions exist, that with or without notice, lapse of time or both, will, or would reasonably be expected to, result in the disclosure or delivery to any Person of any Source Code.

2.16.9	Agreements With Employees and Contractors

Schedule 2.16.9 to the Disclosure Memorandum lists all Persons who have created any material portion of, or otherwise have any rights in or to, any Company-Owned IP other than employees of the Company who meet all of the following requirements: (i) their work in any Company-Owned IP was created by them entirely within the scope of their employment by the Company, (ii) their copyrightable work product in any Company-Owned IP is owned by the Company as a work made for hire under U.S. copyright law, and (iii) any inventions of such employees that are included or implemented in any Company-Owned IP have been assigned to the Company under the Company’s standard form employee invention assignment agreement. Each Person who has been involved in, or who contributed to, the creation or development of any Company-Owned IP has executed and delivered to the Company a valid assignment of all rights, title and interests that such Person may have or may hereafter acquire in or to such Company-Owned IP and a waiver of any and all moral rights that such Person may have therein. Complete and correct copies of each of these Contracts have been delivered to the Parent. No current or former employee, officer, director, consultant or contractor has any right, license, Claim, or interest whatsoever in or with respect to any of the Company-Owned IP.

2.16.10	No Violation of Other Agreements

No current or former director, officer, employee, consultant or contractor of the Company (a) is in violation of any provision or covenant of any employment contract, patent disclosure agreement, invention assignment agreement, non-disclosure agreement, noncompetition agreement or any other Contract with any Person by virtue of such director’s, officer’s employee’s, consultant’s or contractor’s being employed by, performing services for, or serving on the board of directors of, the Company, (b) is using or has used any trade secrets or other confidential or proprietary information of any third party in connection with performing any services for the Company or the development or creation of any Company-Owned IP, or (c) has developed or created any Company-Owned IP that is subject to any agreement under which such director, officer, employee, consultant or contractor has assigned or otherwise granted any third party any rights in or to any of such Company-Owned IP. The employment of any current or former employee of the Company and the use by the Company of any services of any current or former director, officer, consultant or contractor, has not subjected and does not currently subject the Company to any liability to any Person for the Company improperly engaging or soliciting to engage such director, officer, employee, consultant or contractor.

2.16.11	Public Software

Except as set forth in Schedule 2.16.11 to the Disclosure Memorandum, no Public Software (a) was or is used in connection with the development of any Company-Owned IP, (b) was or is incorporated in whole or in part into or otherwise forms any part of any of the Company IP, or (c) has been distributed in whole or in part in conjunction with any product or service provided by the Company. The Company has not used any Public Software listed in Schedule 2.16.11 to the Disclosure Memorandum in such a way that creates or purports to create obligations for the Company with respect to any Company IP (other than the Public Software) or grants or purports to grant to any third party any rights or immunities under any Company IP (other than in and to the Public Software).

2.16.12	Indemnification

Except as set forth in Section 2.10(a)(viii), the Company has not entered into any agreement or offered to indemnify any Person against any charge of infringement, misappropriation, violation, misuse, abuse or other interference by the Company IP or by the use of the Company IP of or with any other intellectual property or proprietary right. The Company has not entered into any agreement granting any Person the right to bring or control any infringement, invalidation or other action with respect to, or otherwise to enforce any right in, any of the Company IP.

2.16.13	Documentation

The books and records of the Company and any other embodiments and documentation of the Company-Owned IP delivered to the Parent are accurate and complete, disclose the Company-Owned IP and are sufficient to enable the Parent to fully Exploit the Company-Owned IP. To the Knowledge of the Company the Inbound Licenses of the Third Party IP delivered to the Parent are accurate and complete, disclose the Third Party IP and are sufficient to enable the Parent to fully Exploit the Third Party IP, subject to the terms of the applicable Inbound License.

2.17	Business Metrics

Schedule 2.17(a) to the Disclosure Memorandum sets forth an accurate count of the total number of listings of rental properties available through the Company’s platform during each of the monthly periods reflected on such schedule. Schedule 2.17(b) to the Disclosure Memorandum also sets forth an accurate count of the total number of paid subscription accounts for the Company’s software as a service offering as of January 1, 2010, 2011 and 2012 and as of April 11, 2012.

2.18	Corporate Books and Records

The Company has furnished to Parent accurate and complete copies of (a) the Company Certificate of Incorporation and the Company Bylaws, (b) minute books, and (c) stock transfer records. Such stock transfer records accurately reflect all the issuances, transfers, repurchases and cancellations of shares of capital stock of the Company. The Company has made available to Parent true and complete copies of each document listed in the Disclosure Memorandum.

2.19	Licenses; Compliance With Laws

The Company has received all approvals, authorizations, consents, licenses, orders, registrations and permits of all Governmental Bodies necessary for the conduct of the Company’s business as currently conducted and use of the Real Property or the Personal Property. The Company is and has been in compliance in all material respects with all federal, state, local and foreign laws, rules, regulations, ordinances, decrees and orders applicable to it, to its employees or to its business or property. Neither the Company nor any representative of the Company in its capacity as such has violated the Foreign Corrupt Practices Act or the anticorruption laws of any jurisdiction where the Company does business. The Company has at all times complied with all legal requirements relating to export control and trade sanctions or embargoes.

2.20	Insurance

Schedule 2.20 to the Disclosure Memorandum sets forth an accurate and complete list of all current insurance policies maintained by the Company and includes the policy number, amount of coverage and contact information for each such policy. As of the date hereof, such policies remain in full force and effect. Schedule 2.20 to the Disclosure Memorandum also separately sets forth an accurate and complete list of all Contracts under which the Company is required to maintain insurance coverage or to name a Person as an additional insured under any insurance policy of the Company. The Company has not been refused any insurance, nor has its coverage been limited, by any insurance carrier.

2.21	Brokers or Finders

The Company does not and will not have, directly or indirectly, any liability for brokerage or finders’ fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

2.22	Bank Accounts

Schedule 2.22 to the Disclosure Memorandum sets forth (a) an accurate and complete list of the names and locations of all banks, trust companies, securities brokers and other financial institutions at which the Company has an account or safe deposit box or maintains a banking, custodial, trading or other relationship, (b) an accurate and complete list and description of each such account, box and relationship, indicating in each case the account number and the names of the respective officers, employees, agents or other similar representatives of the Company having signatory power with respect thereto, and (c) a list of each investment of the Company held through or in each such account, box and relationship, including the name of the record and beneficial owner thereof, the location of the certificates, if any, the maturity date, if any, and any stock or bond powers or other authority for transfer granted with respect thereto.

2.23	Insider Interests

No director or officer of the Company and, to the Knowledge of the Company, no Stockholder, employee or consultant of the Company has any interest (other than as a Stockholder of the Company) (a) in any property or assets currently used in the business of the Company, or (b) in any Contract to which the Company is a party or by which it is bound. The Company, the directors and officers of the Company and, to the Knowledge of the Company, the Stockholders, employees and consultants of the Company, have no interest, either directly or indirectly, in any Person (whether as an employee, officer, director, manager, partner, stockholder, member, agent, independent contractor, security holder, creditor, consultant or otherwise), other than ownership of capital stock comprising less than 1% of any publicly held company, that presently (i) provides any services, produces and/or sells any products or product lines, or engages in any activity that is competitive with any activity or business in which the Company is now engaged, (ii) is a supplier, customer or creditor of the Company, or (iii) has any direct or indirect interest in any asset or property that is necessary for the conduct of the Company’s business as currently conducted.

2.24	Full Disclosure

To the Knowledge of the Company, as of the date of this Agreement no information furnished by the Company to Parent or its representatives in connection with this Agreement (including the Financial Statements and all information in the Disclosure Memorandum and the other Schedule hereto) or the other Operative Documents contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements so made or information so delivered not misleading.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

In order to induce the Company to enter into and perform this Agreement, Parent and Merger Sub represent and warrant to the Company as follows.

3.1	Organization and Good Standing

Parent is a corporation duly organized and validly existing under the laws of the State of Washington. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

3.2	Authority and Enforceability

Each of Parent and Merger Sub has the power and authority to execute this Agreement and the other Operative Documents to which it is or will be a party and to perform its obligations hereunder and thereunder. All corporate action on the part of Parent and Merger Sub and their respective directors, officers and stockholders necessary for the authorization, execution, delivery and performance by Parent and Merger Sub of this Agreement and the other applicable Operative Documents to which Parent or Merger Sub is or will be a party has been taken and the consummation of the Merger and the performance of all of Parent’s and Merger Sub’s obligations under this Agreement and the other Operative Documents to which Parent or Merger Sub is or will be a party has been taken, other than an action required to be taken by the board of directors of Parent, or a duly authorized committee thereof, to grant the RSUs contemplated by Section 6.7. This Agreement is the legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, and each of the other Operative Documents to which Parent or Merger Sub is or will be a party, when executed by Parent or Merger Sub, as applicable, will be the legal, valid and binding obligation of Parent or Merger Sub, as applicable, enforceable against Parent or Merger Sub, as applicable, in accordance with its terms.

3.3	No Approvals; No Conflicts

The execution, delivery and performance by Parent and Merger Sub of this Agreement and the other Operative Documents to which Parent and Merger Sub is or will be a party, and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby, will not (a) constitute a violation (with or without the giving of notice or lapse of time, or both) of law or any judgment, decree, order, regulation or rule of any Governmental Body applicable to Parent and Merger Sub, (b) other than the Certificate of Merger, require any consent, approval or authorization of, declaration, filing or registration with, or notice to, any Person, or (d) conflict with or result in a breach of or constitute a default under any provision of the governing documents of Parent and Merger Sub.

3.4	Available Funds

Parent has, and will make available to Merger Sub, as appropriate, sufficient financial resources to make the payments of the Merger Consideration pursuant to the terms of this Agreement.

3.5	Activities of Merger Sub

Merger Sub was formed for the purpose of participating in the Merger as contemplated in this Agreement. Merger Sub has engaged in no other business activities.

3.6	Full Disclosure

To the knowledge of Parent, as of the date of this Agreement no information furnished by Parent or the Merger Sub to the Company or its representatives in connection with this Agreement or the other Operative Documents contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements so made or information so delivered not misleading.

ARTICLE IV

CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB

The obligations of Parent and Merger Sub to effect the Merger and the consummation of the transactions contemplated hereby shall be subject to the satisfaction of the following conditions, which may be expressly waived only in writing signed by Parent.

4.1	Accuracy of Representations and Warranties

The representations and warranties of the Company contained herein (as modified by the Disclosure Memorandum) and in the other Operative Documents (a) shall, if qualified as to materiality or “Company Material Adverse Effect,” be true and correct, and, if not qualified as to materiality or “Company Material Adverse Effect,” be true and correct in all material respects, as of the date hereof (except that those representations and warranties that address matters only as of a particular date need only have been true and correct on such date), and (b) except for changes contemplated by this Agreement and the other Operative Documents, shall, if qualified as to materiality or “Company Material Adverse Effect,” be true and correct, and, if not qualified as to materiality or “Company Material Adverse Effect,” be true and correct in all material respects, as of the Closing Date, as though made on that date (except that those representations and warranties that address matters only as of a particular date need only have been true and correct on such date).

4.2	Performance of Agreements

The Company shall have performed in all material respects all obligations and agreements and complied with all covenants contained in this Agreement or any other Operative Document to be performed and complied with by it at or prior to the Closing Date.

4.3	Opinion of Counsel for the Company

Parent shall have received the opinion letter of Fenwick & West LLP, counsel for the Company, dated as of the Closing Date, substantially in the form attached hereto as Schedule 4.3.

4.4	Compliance Certificates

Parent shall have received a certificate of the Company, dated as of the Closing Date, in form and substance satisfactory to Parent, certifying that the conditions in Sections 4.1, 4.2, 4.6 and 4.10 have been fulfilled.

4.5	FIRPTA Certificate

Parent shall have received from the Company a duly authorized and executed certificate in form acceptable to Parent, dated as of the Closing Date, stating that no interest in the Company is a “United States real property interest” within the meaning of Code Section 897(c)(1)(A).

4.6	Material Adverse Effect

Since the date of this Agreement and through the Closing, the Company shall not have experienced a Company Material Adverse Effect.

4.7	Approvals and Waiting Periods

All transfers of permits or licenses and all approvals of or notices to federal, state, local or foreign public agencies, the granting or delivery of which is necessary for the consummation of the transactions contemplated hereby, shall have been obtained, and all waiting periods specified by law shall have passed.

4.8	Secretary’s Certificate

Parent shall have received a certificate of the Secretary of the Company, in form and substance satisfactory to Parent, dated as of the Closing Date, as to the authenticity and effectiveness of the actions of the board of directors and the Stockholders of the Company authorizing the Merger and the transactions contemplated by this Agreement and the other Operative Documents. Attached to such certificate shall be a copy of the Company Certificate of Incorporation certified by the Secretary of State, the Company Bylaws, and resolutions of all board and Stockholder action in connection with the transactions contemplated hereby and by the other Operative Documents, certified by the Company’s Secretary.

4.9	Compliance With Laws

The consummation of the Merger and the other transactions contemplated by this Agreement and any other Operative Document shall be legally permitted by all laws and regulations to which Parent, Merger Sub and the Company is subject.

4.10	Stockholder Approval; Appraisal Rights

This Agreement and the Merger shall have been approved by the Stockholders of the Company as, and to the extent, required by the Company Certificate of Incorporation or Company Bylaws and applicable law. No more than 5% of the outstanding shares of Company Stock as of the record date for the determination of those shares of Company Stock entitled to vote for or against the Merger shall either (a) have exercised their appraisal rights and not effectively withdrawn or otherwise forfeited such appraisal rights or (b) continue to have a right to exercise their appraisal rights.

4.11	Legal Proceedings

No order of any Governmental Body shall be in effect that enjoins, restrains, conditions or prohibits consummation of the Merger or any of the other transactions contemplated by this Agreement or any other Operative Document, and no litigation, investigation or administrative proceeding, in each case initiated by a Governmental Body, shall be pending or threatened that would enjoin, restrain, condition or prevent consummation of the transactions contemplated by this Agreement or any other Operative Document.

4.12	Employment Arrangements

Neither Founder shall have terminated the employment letter entered into between Parent and such Founder as of the date hereof (for employment with Parent or an Affiliate of Parent effective upon Closing) or taken any action or expressed any intent to not be employed by Parent or any Affiliate of Parent from and after the Closing pursuant to the terms of such employment letter, and each Founder shall have executed the form of Parent’s Confidential Information, Inventions, and Nonsolicitation Agreement provided to each Founder in connection with his employment letter.

4.13	Conversion of Preferred Stock

The Company shall, prior to the Effective Time, provide Parent with evidence satisfactory to Parent that, by vote or written consent, the holders of at least 60% of the then outstanding shares of Company Preferred Stock, voting together as a single class on an as-converted basis, shall have approved the automatic conversion of all shares of Company Preferred Stock outstanding as of immediately prior to the Effective Time into shares of Company Common Stock, effective as of immediately prior to the Effective Time, in accordance with the applicable provisions of the Company Certificate of Incorporation.

4.14	Company Option Holders; Company Series A Warrants

The Company shall have provided Parent with evidence reasonably satisfactory to Parent that all necessary actions to effect the treatment of Company Stock Options and Company Series A Warrants as set forth in this Agreement (and as contemplated by Sections 6.6(b) and 6.6(c)) have been taken.

4.15	Third Party Consents and Notices

The Company shall have received and shall have delivered to Parent or its counsel duly executed consents to the Merger or consents to assign Contracts from each of the parties (other than the Company) to the applicable Contracts listed on Schedule 4.15(i) in a form previously approved by Parent. Company shall have delivered proper notices to each of the parties (other than the Company) to the applicable Contracts listed on Schedule 4.15(ii) in a form previously approved by Parent.

4.16	Transaction Costs and Debt Spreadsheet

At least three business days prior to the Closing, the Company shall have provided to Parent a schedule in the form of Schedule 2.6(c) to the Disclosure Memorandum, certified as accurate and complete as of the Closing Date by the Company (the “Transaction Costs and Debt Spreadsheet”), that sets forth (a) all Transaction Costs of the Company as of the Closing, in the aggregate and itemized to show the amount paid or payable to each Person that is owed a portion of such Transaction Costs, and separately showing the portion of the Transaction Costs actually paid by the Company prior to the Closing; (b) all outstanding Debt as of the Closing, in the aggregate and with respect to each Person entitled to payment of a portion of such Debt (with reference to the Contact pursuant to which such Debt is owed) and (c) the Company’s cash balance as of the Closing.

4.17	Merger Consideration Spreadsheet

At least three business days prior to the Closing, the Company shall have provided to Parent the Merger Consideration Spreadsheet, certified as accurate and complete as of the Closing Date by the Company. In addition, at least three business days prior to the Closing, the Company shall have provided to Parent a schedule in the form of Schedule 2.3 to the Disclosure Memorandum that is updated as of the Closing Date and shall have made each of the representations and warranties set for in Section 2.3 as of the Closing Date. Such schedule and representations and warranties may be delivered and made as part of the Merger Consideration Spreadsheet.

4.18	Resignation of Directors and Officers

The Company shall have delivered to Parent the resignation of each director and officer of the Company (with respect to such position) to be effective as of the Effective Time.

4.19	Payoff Letters

Payoff letters in customary form satisfactory to Parent (specifying effectiveness upon receipt of payment) with respect to all payments relating to any Debt and Transaction Costs in amounts not greater than the amounts set forth in the Transaction Costs and Debt Spreadsheet shall have been executed by each of the Persons to whom such amounts are owed as of the Closing and delivered to the Company and Parent.

4.20	Termination of Agreements

The Company shall have delivered evidence satisfactory to Parent that each of the Contracts listed on Schedule 4.20 has been terminated, or shall be terminated without further action of any Person at the Closing, without further obligations or liabilities of any kind on the part of the Company or Parent.

4.21	No Revocation of Agreements

(a) The Agreement Regarding Transaction (Founders) entered into as of the date hereof among Parent and the Founders shall continue to be in full force and effect, no action shall have been taken by any Founder to rescind such agreement and each Founder shall have performed in all material respects all obligations and agreements contained therein to be performed and complied with by it at or prior to the Closing Date.

(b) The Agreement Regarding Transaction entered into as of the date hereof among Parent and the Significant Stockholders shall continue to be in full force and effect, no action shall have been taken by any Significant Stockholder to rescind such agreement and each Significant Stockholder shall have performed in all material respects all obligations and agreements contained therein to be performed and complied with by it at or prior to the Closing Date.

4.22	Escrow Agreement

The Stockholder Representative and the Escrow Agent shall have executed and delivered the Escrow Agreement.

4.23	Audited Historical Financial Statements

The Company shall have delivered the Historical Financials prepared in conformity with GAAP to Parent and the Auditor.

4.24	Parachute Payments

The Company shall have delivered evidence satisfactory to Parent that either (a) the requisite stockholder approval under Section 280G(b)(5)(B) of the Code was obtained with respect to any Parachute Payments (as defined in Section 6.16) in accordance with Section 6.16, or (b) the requisite stockholder approval under Section 280G(b)(5)(B) of the Code with respect to such Parachute Payments was not obtained, and as a consequence, such Parachute Payments will not be made, retained, or provided, to the extent the value thereof exceeds 2.99 times such

Person’s base amount determined in accordance with Section 280G of the Code and the regulations promulgated thereunder pursuant to Parachute Payment Waiver Agreements (as defined in Section 6.16) entered into by the affected individuals.

4.25	Committed Company Stock Options

The Company’s board of directors shall have granted the Committed Company Stock Options under the Company Incentive Plan in the form of nonqualified stock options with a per share exercise price at least equal to the Consideration per Share.

4.26	Other Actions

The Company shall have taken the actions set forth in Schedule 2.8(a) to the Disclosure Memorandum.

ARTICLE V

CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY

The obligations of the Company to effect the Merger and the consummation of the transaction contemplated hereby shall be subject to the satisfaction of the following conditions, which may be expressly waived only in writing signed by the Company.

5.1	Accuracy of Representations and Warranties

The representations and warranties of Parent and Merger Sub contained herein and in the other Operative Documents (a) shall if qualified as to materiality, been true and correct, and if not qualified as to materiality, been true and correct in all material respects, as of the date hereof (except that those representations and warranties that address matters only as of a particular date need only have been true and correct on such date), and (b) except for changes contemplated by this Agreement and the other Operative Documents, shall, if qualified as to materiality, be true and correct, and if not qualified as to materiality, be true and correct in all material respects, as of the Closing Date, as though made on that date (except that those representations and warranties that address matters only as of a particular date need only have been true and correct on such date).

5.2	Performance of Agreements

Parent and Merger Sub shall have performed in all material respects all obligations and agreements and complied with all covenants contained in this Agreement or any other Operative Document to be performed and complied with by it at or prior to the Closing.

5.3	Compliance Certificate

The Company shall have received a certificate of Parent, dated as of the Closing Date, substantially in form and substance satisfactory to the Company, certifying that the conditions to the obligations of the Company in Sections 5.1 and 5.2 have been fulfilled.

5.4	Legal Proceedings

No order of any Governmental Body shall be in effect that enjoins, restrains, conditions or prohibits consummation of the Merger or any of the other transactions contemplated by this Agreement or any other Operative Document, and no litigation, investigation or administrative proceeding, in each case by a Governmental Body, shall be pending or threatened in writing which would enjoin, restrain, condition or prevent consummation of the transactions contemplated by this Agreement or any other Operative Document.

5.5	Approvals and Waiting Periods

All transfers of permits or licenses and all approvals of or notices to federal, state, local or foreign public agencies, the granting or delivery of which is necessary on the part of Parent and Merger Sub for the consummation of the transactions contemplated hereby, shall have been obtained, and all waiting periods specified by law shall have passed.

5.6	Compliance With Laws

The consummation of the Merger and the transactions contemplated by this Agreement and the other Operative Documents shall be legally permitted by all laws and regulations to which Parent, Merger Sub and the Company is subject.

5.7	Escrow Agreement

Parent and the Escrow Agent shall have executed and delivered the Escrow Agreement.

ARTICLE VI

COVENANTS

6.1	Continuing Operation of the Company

(a) From the date hereof until the Closing Date or the earlier date, if any, on which this Agreement is terminated pursuant to Article VII, except as expressly permitted by this Agreement, with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), or as may be required by law, the Company shall (i) conduct its business and operations only in the ordinary course of business, consistent with the Company’s past practice and in material compliance with all applicable laws, and (ii) use commercially reasonable efforts to preserve intact its current business organization, maintain the physical assets of the business in accordance with its current practices, keep available the services of its current officers and employees, and preserve its goodwill and relationships with its current customers, suppliers and others having business dealings with the Company.

(b) Without limiting the generality of the foregoing, from the date hereof until the Closing Date or the earlier date, if any, on which this Agreement is terminated pursuant to Article VII, the Company will not cause or permit the Company to, take any of the following actions except as expressly permitted by this Agreement, with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), or as may be required by law:

(i) take any action to amend the Company Certificate of Incorporation or the Company Bylaws;

(ii) issue, sell or deliver, or agree to issue, sell or deliver (whether through the issuance or granting of options or other equity or equity-based awards, warrants, commitments, subscriptions, rights to purchase or otherwise) or authorize the issuance, sale or delivery of, or redeem or repurchase, any stock of any class or any other securities or any rights, warrants or options to acquire any such stock or other securities, or amend any of the terms of outstanding securities of the Company, other than: (A) the issuance of shares of Company Common Stock pursuant to the exercise of Company Stock Options outstanding as of the date hereof; (B) the issuance of Company Common Stock upon conversion of Company Preferred Stock outstanding as of the date hereof; (C) the repurchase of any shares of Company Stock from former employees and consultants in accordance with Contracts providing for Repurchase Rights, which Repurchase Rights are set forth on Schedule 2.3 to the Disclosure Memorandum; and (D) the grant of the Committed Company Stock Options.

(iii) split, combine or reclassify any shares of its capital stock or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock;

(iv) incur any material obligation or liability (current or contingent), except current liabilities incurred and obligations under Contracts entered into in the ordinary course of business;

(v) acquire, sell, lease, license, encumber or dispose of any material assets or property, including, without limitation, the Company IP, other than purchases, sales and outbound licenses of assets in the ordinary course of business and consistent with the Company’s past practice;

(vi) pay, discharge, or satisfy any Claim, liability, right or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than payment, discharge or satisfaction in the ordinary course of business and consistent with the Company’s past practice of Claims, liabilities, rights and obligations reflected or reserved against in the Company Balance Sheet or incurred since the date of the Company Balance Sheet in the ordinary course of business and consistent with the Company’s past practice;

(vii) forgive, cancel or defer any indebtedness or waive any Claim or rights of material value (including any indebtedness owing by any Stockholder, officer, director, employee of Affiliate of the Company);

(viii) prepay any obligation having a fixed maturity of more than 90 days from the date such obligation was issued or incurred;

(ix) except as provided in Schedule 6.1(b)(ix) to the Disclosure Memorandum and the grant of Committed Company Stock Options as contemplated herein, enter into, amend, terminate, extend or renew any compensation or employment arrangement or agreement with the Company’s employees or independent contractors, including but not limited to entering into an arrangement to increase or defer compensation or benefits, pay or increase any bonus, severance or other termination payment, or providing for accelerated vesting of Company Stock Options, except for any such acceleration as is specifically provided in the Company Incentive Plan or the related stock option grant agreements under which the Company Stock Options were originally issued, other than compensation and benefits adjustments in the ordinary course of business and consistent with the Company’s past practice;

(x) enter into, amend, terminate, extend or renew any Employee Benefit Plan;

(xi) except as required by GAAP or applicable law, change its accounting methods or practices or internal accounting control, inventory, investment, credit, or allowance (including procedures or practices with respect to the payment of accounts payable, the collection of accounts receivable, the purchase or sale of inventory, the prepayment of royalties and the calculation of reserves);

(xii) make or change any election in respect of Taxes or adopt or change any accounting method in respect of Taxes (in each case, excluding elections made or methods adopted solely by reason of the Tax treatment of an item on a Tax Return), file any amended income Tax Return, enter into any closing agreement, or settlement or compromise of any claim or assessment, in respect of Taxes, consent to the extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes with any Governmental Body, or surrender any right to claim a refund of Taxes;

(xiii) mortgage or pledge any property or assets or subject any such assets to any Encumbrance;

(xiv) enter into any Contract that, if currently existing, would be required to be listed in Schedule 2.10 to the Disclosure Memorandum as a Material Contract pursuant to Sections 2.10(v), (vi), (vii), (xii), (xiii) or (xiv);

(xv) amend, terminate, fail to renew (if such Contract is renewable by its terms), take or omit to take any action that would constitute a material violation of or default under, or waive any material rights under, any Material Contract, except for amendments, terminations or other actions in the ordinary course of business;

(xvi) make or commit to make any single capital expenditure in excess of $10,000 or capital expenditures that are, in the aggregate, in excess of $25,000;

(xvii) dispose of or fail to take any action necessary to preserve the validity of any Company IP;

(xviii) make or approve any writeoff or writedown or any determination to write-off or write-down any of its assets or properties; or

(xix) agree in writing or otherwise to take any of the foregoing actions.

6.2	Further Action

From the date of this Agreement until the date that is the earlier of (a) the date that is six months from the Closing Date and (b) the date this Agreement is terminated pursuant to Article VII of this Agreement, the parties hereto will use commercially reasonable efforts to take further actions reasonably necessary to carry out the purposes of this Agreement or any other Operative Document.

6.3	Confidentiality

At all times before and after the Closing, the Stockholder Representative shall not make any statements to any third party with respect to this Agreement or the transactions contemplated hereby or disclose to any third party any of the Company’s or Parent’s confidential information; provided however, that this provision shall not apply to disclosures by the Stockholder Representative to (a) its employees, consultants and legal and financial advisors and (b) the Company Escrow Parties, provided, in each case, that the same are obligated to maintain the confidentiality of the information provided. The parties hereto acknowledge that Parent and the Company previously entered into a Mutual Nondisclosure Agreement, dated as of February 22, 2012, which shall continue in full force and effect in accordance with its terms; provided however, that notwithstanding any provision to the contrary in this Agreement, any other Operative Document or such Mutual Nondisclosure Agreement, at Parent’s option, in its sole discretion, at any time after the date hereof, Parent may issue a press release, Current Report on Form 8-K and/or other report filed with the Securities and Exchange Commission announcing and/or reporting this Agreement (including filing a copy of this Agreement as an exhibit to any such filing), the existence of this Agreement and the transactions contemplated hereby.

6.4	Tax Matters

(a) Parent shall be responsible for making proper and timely filings of all Tax Returns required to be filed by the Company after the Closing Date for periods ending on or prior to the Closing Date and for all Straddle Periods (collectively, “Pre-Closing Returns”). All such Pre-Closing Returns shall be prepared in a manner consistent with the Company’s past practice, except as otherwise required by law. Parent shall deliver drafts of all Pre-Closing Returns which are income Tax Returns to the Stockholder Representative for review no less than fifteen (15) days prior to the due date (taking into account any validly obtained extensions of time to file) for the filing of such Tax Returns, and shall make any reasonable changes suggested in good faith by the Stockholder Representative. Solely for purposes of this Section 6.4(a), the parties acknowledge and agree that the deductions attributable to compensation arising in connection with the transactions contemplated by this Agreement shall, to the maximum extent permitted by law, be allocable to the taxable year of the Company that begins on the day after the Closing Date.

(b) The parties shall provide each other with such assistance as may reasonably be requested by the others in connection with the preparation of any Tax Return, any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to liabilities for Taxes. Such assistance shall include making employees available on a mutually convenient basis to provide additional information or explanation of material provided hereunder and shall include providing copies of relevant Tax Returns and supporting material. The parties will provide each other with any records or information that may be relevant to such preparation, audit, examination, proceeding or determination.

6.5	Information Statement; Soliciting Stockholder Approval

As soon as practicable after the date of this Agreement and until the earlier of the Closing Date or the date this Agreement is terminated pursuant to Article VII of this Agreement:

(a) The Company shall use its reasonable best efforts to obtain Stockholder approval of this Agreement, the Merger and the transactions contemplated by this Agreement and the Operative Documents for which such approval is required under the Company Certificate of Incorporation or the Company Bylaws or Delaware Law, all in accordance with the Company Certificate of Incorporation, Company Bylaws and Delaware Law (the “Company Stockholder Approval”). In connection with the written stockholder consent to approve the foregoing matters, the Company shall prepare and send to Stockholder an information statement (in a form to be approved by Parent) that notifies the Stockholders of the Merger and the other transactions contemplated by this Agreement and the Operative Documents, solicits their approval of this Agreement, the Merger and any other transactions contemplated by this Agreement and the Operative Documents for which such approval is required under the Company Certificate of Incorporation, Company Bylaws or Delaware Law and includes the appraisal rights notice required pursuant to Section 262 of Delaware Law and a copy of such Section 262.

(b) The Company shall seek to obtain Stockholder approval by written consent, in lieu of a meeting. Promptly upon receipt of written consents sufficient for such approval, the Company shall deliver notice of the approval of the Merger by written consent of the Stockholders, pursuant to the applicable provisions of Delaware Law, the Company Certificate of Incorporation and Company Bylaws (the “Stockholder Notice”), to all Stockholders that did not execute such written consent informing them that this Agreement and the Merger were adopted and approved by the Stockholders and that appraisal rights are available for their Company Stock pursuant to Section 262 of Delaware Law (which notice shall include a copy of such Section 262), and shall promptly inform Parent of the date on which the Stockholder Notice was sent. Notwithstanding the foregoing, the Company shall give Stockholders sufficient notice to the effect that no Stockholder will be able to exercise appraisal rights if such Stockholder has not perfected such appraisal rights in accordance with Section 262 of Delaware Law.

6.6	Stock Option Matters; Company Series A Warrants

(a) Parent will file a Form S-8 registration statement with the Securities and Exchange Commission with respect to the shares issuable pursuant to the Substituted Parent Options promptly following Parent’s 2012 Annual Meeting of Shareholders and the date on which Parent is able to satisfy the applicable legal requirements necessary to cause such registration to become effective or include the shares issuable pursuant to the Substituted Parent Options in a presently effective registration statement and will reserve a sufficient number of shares of Parent Common Stock for issuance upon exercise or settlement thereof. Parent will use commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements for so long as shares are issuable pursuant to Substituted Parent Options. Parent will give holders of Substituted Parent Options notice of their new awards within 10 business days after the Effective Time and such holders will be permitted to exercise such Substituted Parent Options (to the extent exercisable pursuant to their terms) for shares registered on such registration statements following the receipt of such notice.

(b) Prior to the Effective Time, the Company (including through its board of directors or a duly authorized committee thereof) will take use commercially reasonable efforts to effect the treatment of Company Stock Options as set forth in this Agreement, including obtaining any necessary written consents from Company Option Holders pursuant to a form previously provided to the Company by Parent with respect to the treatment of Company Stock Options as set forth in this Agreement, to (i) allow for conversion to cash of each Vested In the Money Company Stock Option as provided in Section 1.7.1(c)(i); (ii) allow for substitution of Unvested In the Money Company Stock Options held by Continuing Employees as provided in Section 1.7.1(c)(iii); and (iii) cancel, at the Effective Time, all Company Stock Options that are not In the Money Company Stock Options and all Unvested In the Money Company Stock Options held by Persons other than Continuing Employees.

(c) Prior to the Effective Time, the Company (including through its board of directors or a duly authorized committee thereof) will use commercially reasonable efforts to effect the treatment of Company Series A Warrants as set forth in Section 1.7.1(c)(iv), including obtaining any necessary written consents from holders of Company Series A Warrants to cancel, at the Effective Time, all Company Series A Warrants that have not been exercised in advance of the Effective Time. Without limiting the foregoing, the Company shall obtain the consent of each holder of a Company Series A Warrant to exercise such warrant as of immediately prior to the Effective Time, in lieu of any deemed exercise pursuant to the terms of such Company Series A Warrant, with the aggregate exercise price of such warrant to be deducted from the amount otherwise payable to such holder pursuant to Section 1.7.1(b)(i).

6.7	Retention Bonus Plan

Within ninety (90) days of the Closing Date, Parent shall establish a retention bonus arrangement or plan (the “Retention Bonus Plan”) pursuant to which restricted stock units (collectively, “RSUs” and individually, an “RSU”) for 280,978 shares of Parent Common Stock (the “RSU Pool”) shall be granted by Parent to the Founders and the other Continuing Employees (collectively, the “RSU Recipients”). 25% of each RSU shall vest on the one-year anniversary of the Closing Date and the remainder shall vest in substantially equal installments each three-month period thereafter for the next three years, such that the RSUs are fully vested on the four-year anniversary of the Closing Date, subject in each case to an RSU Recipient’s continued full-time employment or service to Parent or an Affiliate of Parent or the Surviving Corporation on a vest date. The number of shares of Parent Common Stock subject to each RSU shall be determined, for each RSU Recipient, by multiplying (a) the RSU Pool by (b) the ratio determined by dividing (i) the number of shares of Company Stock and Company Stock Options held by such RSU Recipient immediately prior to the Effective Time, by (ii) the total number of shares of Company Stock and Company Stock Options held by all RSU Recipients immediately prior to the Effective Time, with any resulting fractional share rounded down to the nearest whole share of Parent Common Stock. In other respects, the RSUs shall be granted with terms and conditions consistent with the Parent Incentive Plan. Parent will file a Form S-8 registration statement with the Securities and Exchange Commission with respect to the shares issuable pursuant to the RSUs promptly following Parent’s 2012 Annual Meeting of Shareholders and the date on which Parent is able to satisfy the applicable legal requirements necessary to cause such registration to become effective, but in no event later than 75 calendar days after the Closing Date, or include the shares issuable pursuant to the RSUs in a presently effective registration statement. Parent will use commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements for so long as shares are issuable pursuant to the RSUs, and to the extent necessary, will reserve a sufficient number of shares of Parent Common Stock for issuance upon exercise or settlement thereof.

6.8	Termination of 401(k) Plan and Equity Plans

(a) The Company shall terminate each of its respective Employee Benefit Plans that is intended to constitute a plan qualified under Section 401(k) of the Code (each such Employee Benefit Plan, a “Company 401(k) Plan”) effective the day immediately prior to the Closing Date, unless Parent, in its sole and absolute discretion, agrees to sponsor and maintain (or to cause an Affiliate of Parent, including the Company, to sponsor and maintain) such plan by providing the Company with written notice of such election at least five (5) business days prior to the Closing Date. Prior to the Closing Date, the Company shall provide Parent with evidence reasonably satisfactory to Parent that the Company 401(k) Plan with respect to which Parent has not provided the notice specified in the immediately preceding sentence (i) has been terminated pursuant to resolutions of the Company’s board of directors effective not later than the day immediately preceding the Closing Date, and (ii) has adopted and executed an amendment sufficient to ensure compliance with all applicable requirements of the Code and the Treasury Regulations promulgated thereunder. The form and substance of such resolutions and amendment shall be subject to the reasonable prior review and approval of Parent.

(b) Unless Parent otherwise requests no less than three business days prior to the Closing Date, the Company shall terminate each of its respective Employee Benefit Plans that authorizes the grant or purchase of any Company Stock or rights thereto, effective immediately prior to the Effective Time, including the Company Incentive Plan and the Company’s 2008 Equity Incentive Plan. Prior to the Closing Date, the Company shall provide Parent with evidence reasonable satisfactory to Parent that such Employee Benefit Plans will be terminated effective immediately prior to the Effective Time. The form and substance of such plan termination resolutions shall be subject to the reasonable prior review and approval of Parent.

6.9	Notification of Certain Matters

From the date hereof to the Closing Date or the earlier date, if any, on which this Agreement is terminated pursuant to Article VII of this Agreement, each party to this Agreement shall give prompt notice to the other parties of (a) the occurrence or nonoccurrence of any event that would be reasonably likely to cause any representation or warranty made by such party contained in this Agreement to be untrue or incorrect in any material respect, (b) any material failure by such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder and (c) with respect to the Company, any Claims pending or involving or, to the Knowledge of the Company, threatened against the Company before or by any Person arising after the date of this Agreement. No disclosure by any party pursuant to this Section 6.9 will be deemed to prevent or cure any misrepresentation, warranty or covenant.

6.10	Exclusive Dealing

From the date hereof to the Closing Date or the earlier date, if any, on which this Agreement is terminated pursuant to Article VII of this Agreement, the Company shall not (nor shall it permit its directors, officers, employees, stockholders, Affiliates, financial advisors, attorneys, accountants or other representatives to), directly or indirectly, (a) accept or enter into any agreement with respect to any proposal or offer outstanding as of the date hereof or received at any time hereafter from any other party to consummate a Competing Transaction, or (b) solicit, initiate, knowingly facilitate or encourage, engage in discussions or negotiations with, or furnish information regarding the Company to, any person other than Parent and its Affiliates and representatives with respect to a Competing Transaction. A Competing Transaction means, other than the transactions contemplated by this Agreement, (i) any merger, consolidation, share exchange, recapitalization, or establishment of or investment in another legal entity or other similar transaction involving the Company or any subsidiary of the Company, (ii) any sale, lease, exchange, mortgage, pledge, transfer, non-ordinary license or other disposition of a material portion of the assets of the Company or any subsidiary of the Company, or (iii) any sale or transfer of shares of the Company or a subsidiary of the Company (in each case, a “Competing Transaction”). The Company shall promptly notify Parent of any proposal or offer regarding a Competing Transaction, and of each inquiry or contact with any Person with respect thereto, made and shall, in any such notice to Parent, indicate in reasonable detail the identity of the Person making such proposal, offer, inquiry or contact and the terms and conditions of such proposal, offer, inquiry or contact. The Company agrees not to release any third party from, or waive any provision of, any confidentiality or standstill agreement (e.g., agreement not to invest in or seek a change of control of the Company) to which the Company is a party.

6.11	Access to Information

From the date hereof to the Closing Date or the earlier date, if any, on which this Agreement is terminated pursuant to Article VII of this Agreement, the Company shall, and shall cause its officers, directors, employees, independent contractors and agents (and the officers, directors, managers, employees, independent contractors and agents thereof) to, afford the officers, employees and agents of Parent access at all reasonable times to the officers, employees, independent contractors, agents, properties, offices, plants and other facilities, books and records of the Company and shall furnish Parent with all financial, operating and other data and information as Parent, through its officers, employees or agents, may reasonably request. Without limiting the foregoing, prior to the Closing, the Company shall promptly make available all books, records and other information reasonably requested by the Auditor in connection with the performance of the Audit, shall make available such personnel, and cause such personnel to devote such time and attention, as is required to complete the Audit in a timely manner, and shall promptly prepare and deliver to the Auditor the Historical Financials prepared in conformity with GAAP. From the date hereof to the Closing Date or the earlier date, if any, on which this Agreement is terminated pursuant to Article VII of this Agreement, the Company shall provide

Parent with monthly and other financial statements of the Company as they become available internally (but, in any event, not later than 15 days after the end of the applicable period). No investigation pursuant to this Section 6.11 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto. The Company shall not be required to take any action or provide any document that would reasonably be expected to result in the loss of the Company’s attorney-client, work product or other privilege.

6.12	Employment

(a) Parent shall ensure that, as of the Closing Date, each Continuing Employee (which, for purposes of this Section 6.12, shall exclude independent contractors and advisors) receives full credit (for the purpose of eligibility to participate, vesting, vacation entitlement and any applicable severance benefits, but excluding benefit accrual) for service with the Company (or predecessor employers to the extent the Company provides such past service credit under its employee benefit plans) under each of the comparable employee benefit plans, programs and policies of Parent, the Surviving Corporation or the relevant subsidiary of either such entity, as applicable, (each a “Parent Plan”) in which such Continuing Employee becomes a participant; provided, however, that no such service recognition shall result in any duplication of benefits. As of the Closing Date, Parent shall, or shall cause the Surviving Corporation or the relevant subsidiary to, credit to Continuing Employees under a vacation policy under such Parent Plan, the amount of vacation time that such employees had accrued but not used under any applicable Employee Benefit Plan as of the Closing Date, with the future use of such credited vacation subject to the terms and conditions of such Parent Plan policy. With respect to each health or welfare benefit plan maintained by Parent, the Surviving Corporation or the relevant subsidiary for the benefit of any Continuing Employees, subject only to any required approval of the applicable insurance provider or claims administrator, if any, Parent shall (i) cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations under such plan, and (ii) cause each Continuing Employee to be given credit under such plan for all amounts paid by such Continuing Employee under any similar Employee Benefit Plan for the calendar year that includes the Closing Date for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the applicable plan maintained by Parent or the Surviving Corporation (or the relevant subsidiary of either such entity), as applicable, for the calendar year in which the Closing Date occurs.

(b) The Company will cooperate with Parent regard to the recruitment and hiring of Company employees by Parent or for their continuing employment with the Surviving Corporation or Parent. Parent will present offers of continued employment to such employees of the Company designated by Parent, in a form acceptable to Parent, and will be presented in a manner and at times mutually acceptable to Parent and the Company. The Company will cooperate with Parent to develop appropriate communications to Company employees regarding the Merger and the transactions contemplated by this Agreement and the other Operative Documents and a transition plan in contemplation of Closing, including delivering other notices to Company employees as reasonably requested by Parent in forms provided by Parent.

(c) No provision of this Section 6.12 will be deemed to amend any Employee Benefit Plan or any Parent Plan. No provision of this Section 6.12 will create any third-party beneficiary rights in any Continuing Employee or other Person (including any heir, beneficiary, executor, administrator or representative of a Continuing Employee or any other Person claiming through a Continuing Employee) with respect to such Parent Plan or such Continuing Employee’s employment or any term or condition thereof.

6.13	Audited Financials

The parties acknowledge and agree that the Company has engaged Ernst & Young LLP (the “Auditor”) to perform an audit of the Company historical financial statements for the fiscal years of the Company ended December 31, 2009, 2010 and 2011 (the “Historical Financials”). The Company shall use commercially reasonable efforts to cooperate with the preparation of the Historical Financials and the Audit. The parties further acknowledge and agree that Blythe Consulting has been engaged by the Company to assist the Company in the preparation of the Historical Financials prepared in conformity with GAAP, which will be delivered to the Auditor. By mutual written agreement, Parent and the Company may terminate Blythe Consulting and engage another accounting firm or other advisor to assist with the preparation of the Historical Financials prepared in conformity with GAAP. Costs and expenses associated with the Company’s preparation and delivery to the Auditor of the Historical Financials prepared in conformity with GAAP, including any fees, expenses and other compensation payable to any independent contractor or accounting firm, including Blythe Consulting, shall constitute Transaction Costs of the Company. The reasonable fees and expenses of the Auditor incurred by the Company in connection with the Audit of the Historical Financials prior to the termination of this Agreement, shall be paid by Parent.

6.14	Indemnification of Company Directors and Officers

(a) For a period of six (6) years following the Effective Time, Parent will cause the Surviving Corporation to fulfill and honor the obligations of the Company to each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time an officer or director of the Company (the “Company D&O Indemnified Parties”) pursuant to indemnification agreements with the Company and the Surviving Corporations certificate of incorporation and bylaws, in each case in effect on the Closing Date (the “Company Indemnification Provisions”), with respect to claims arising out of acts or omissions occurring at or prior to the Effective Time which are asserted after the Effective Time. Any claims for indemnification made under this Section 6.14 on or prior to the sixth anniversary of the Effective Time shall survive such sixth anniversary until the final resolution thereof. Notwithstanding the foregoing, the obligations of Parent and the Surviving Corporation (i) shall be subject to all limitations and qualifications under applicable law as in effect from time to time and (ii) shall not release or excuse any Company Escrow Party who is also an officer or director of the Company from his, her or its obligations under to this Agreement or any other agreement or document contemplated by the consummation or performance of any of the transactions contemplated by this Agreement, nor shall such Company Escrow Party have any right of contribution, indemnification or right of advancement from the Surviving Corporation or its successor or Parent with respect to any Losses claimed by any of the Parent Indemnified Parties against such Company Escrow Party in his, her or its capacity as a Company Escrow Party pursuant to this

Agreement or any other agreement or document contemplated by the consummation or performance of any of the transactions contemplated by this Agreement. Parent shall have no obligation to maintain the existence of the Surviving Corporation for any specified period following the Effective Time.

(b) Prior to the Effective Time, the Company may purchase a prepaid tail insurance coverage policy (the “Tail Insurance Coverage”) for the Company D&O Indemnified Parties in a form reasonably acceptable to Company and Parent, which shall provide such directors and officers with coverage for six (6) years following the Effective Time in an amount not less than the existing coverage and that shall have other terms not materially less favorable to the insured persons than the directors’ and officers’ liability insurance coverage presently maintained by the Company. Parent shall cause the Surviving Corporation to maintain the Tail Insurance Coverage in full force and effect and continue to honor the obligations thereunder until the sixth anniversary of the Effective Time. The cost of the Tail Insurance Coverage, if purchased, shall constitute a Transaction Cost of the Company.

(c) This Section 6.14 (i) shall survive the consummation of the Merger, (ii) is intended to benefit each Company D&O Indemnified Party and their respective heirs, (iii) is in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have against Parent or the Surviving Corporation first arising after the Closing Date by contract or otherwise, (iv) shall be binding on all successors and assigns of Parent and the Surviving Corporation and shall be enforceable by the Company D&O Indemnified Parties, and (v) shall not be terminated or modified in such a manner as to adversely affect the rights of any Company D&O Indemnified Party under this Section 6.14 without the written consent of such affected Company D&O Indemnified Party.

6.15	Third Party Consents and Notices

The Company shall use commercially reasonable efforts to obtain all third party consents, from, and to deliver the notices to, each of the parties (other than the Company) to the applicable Contracts listed on Schedules 4.15(i) and 4.15(ii) in forms previously approved by Parent. The Company shall also use commercially reasonable efforts prior to the Closing Date, in consultation with Parent, to obtain the third party consents from each of the parties to the Contracts identified as subject to this sentence in Schedule 6.15.

6.16	Shareholder Approval of Parachute Payments

Before the Effective Time, the Company shall (a) submit to all Persons entitled to vote (within the meaning of Section 280G of the Code) the material facts concerning all payments and benefits that Parent reasonably believes, in the absence of stockholder approval of such payments and benefits, could be “parachute payments” within the meaning of Section 280G(b)(2) of the Code (“Parachute Payments”), in form and substance reasonably satisfactory to Parent and its counsel, which will satisfy all requirements of Section 280G(b)(5)(B) of the Code, and (b) solicit the approval and consent of all such Persons with respect to the Parachute Payments. The Company’s board of directors will recommend approval of the Parachute Payments, unless the Company’s board of directors believes in good faith, after consultation with the Company’s counsel, that such recommendation would be inconsistent with the fiduciary duties of the Company’s board of directors under applicable law.

ARTICLE VII

TERMINATION

7.1	Termination

This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing (notwithstanding any approval of this Agreement by the boards of directors of the Parent or the Company):

(a) by mutual written consent of Parent and the Company;

(b) by the Company, on the one hand, or Parent, on the other hand, if the transaction has not closed by the date that is ninety (90) days after the date hereof; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to the Company if the Company fails to fulfill any obligation under this Agreement that has proximately caused the failure of the Closing to occur on or before such date; and provided, further, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to Parent if Parent or Merger Sub fails to fulfill any obligation under this Agreement that has proximately caused the failure of the Closing to occur on or before such date;

(c) by the Company, on the one hand, or Parent, on the other hand, if there shall be any law or regulation that makes consummation of the transactions contemplated herein illegal or if any judgment, injunction, order or decree enjoining Parent, Merger Sub or the Company from consummating the transactions contemplated herein is entered and such judgment, injunction, order or decree shall become final and nonappealable;

(d) by the Company, in the event of a material breach by Parent or Merger Sub of any representation, warranty or agreement contained herein that has not been cured or is not curable by Parent or Merger Sub within fifteen (15) business days after the Company gives written notice to Parent regarding the material breach;

(e) by Parent, in the event of a material breach by the Company of any representation, warranty or agreement contained herein that has not been cured or is not curable by the Company within fifteen (15) business days after Parent gives written notice to the Company regarding the material breach.

(f) by Parent if Company Stockholder Approval has not been obtained and delivered to Parent within three hours after the execution of this Agreement (which Company Stockholder Approval will include a certificate as to the delivery of such Company Stockholder Approval to the Company’s secretary, and that such consent has been filed in the minutes of the proceedings of the Company’s stockholders).

7.2	Effect of Termination

In the event of the termination of this Agreement pursuant to Section 7.1, there shall be no further obligation on the part of any party hereto, except that nothing herein shall relieve any party from liability for any willful breach by a party of any of its representations and warranties in this Agreement or any breach by a party of its covenants in this Agreement occurring prior to the termination and except that the provisions of Section 6.3, this Article VII and Article IX shall remain in full force and effect.

ARTICLE VIII

SURVIVAL AND INDEMNIFICATION

8.1	Survival

The representations and warranties contained in this Agreement, the Disclosure Memorandum any other Operative Document or in any certificate delivered pursuant hereto shall survive for a period of 12 months after the Closing Date; provided, however, that (a) any Indemnification Claim based on Section 2.1 (Organization and Good Standing), Section 2.2 (Authority and Enforceability), Section 2.3 (Capitalization and Stock Rights), Section 2.8 (Taxes), Section 2.15 (Employee Benefit Plans) and Section 2.21 (Brokers or Finders), or based on fraud, shall survive the Closing for the statute of limitations applicable to such matters plus 60 days; and (b) any Indemnification Claim based on Section 2.16 (Intellectual Property) shall survive for a period of 24 months after the Closing Date. The representations and warranties referenced in Section 8.1(a) are collectively referred to as the “Fundamental Representations.” The representations and warranties referenced in Section 8.1(b) are collectively referred to as the “IP Representations”. The applicable survival period pursuant to this Section 8.1 is referred to as the “Survival Period.”

The covenants and agreements contained in this Agreement or in the other Operative Documents shall survive the Closing and shall continue until fully performed, satisfied or waived.

8.2	Indemnification by the Company Escrow Parties

(a) Subject to the limitations set forth in this Article VIII, after the Effective Time the Company Escrow Parties shall, severally (in proportion to their respective Pro Rata Shares) and not jointly, indemnify and hold Parent and Surviving Corporation and their respective officers, directors, employees, agents and Affiliates (each, a “Parent Indemnified Party” and collectively, the “Parent Indemnified Parties”) harmless from and against, and shall reimburse the Parent Indemnified Parties for, any and all losses, damages, debts, liabilities, obligations, judgments, orders, settlement payments, awards, writs, injunctions, decrees, fines, penalties, Taxes, reasonable costs and expenses (including reasonable legal and accounting fees and expenses) and whether or not involving a Third Party Claim (collectively, “Losses”), as incurred, arising out of:

(i) any breach of any representation, warranty or certification made by or on behalf of the Company in this Agreement, in the Disclosure Memorandum or in any other Operative Document;

(ii) any breach by the Company of any covenant or other obligation in this Agreement or in any other Operative Document;

(iii) any and all Pre-Closing Taxes (or the nonpayment thereof);

(iv) any Transaction Costs of the Company and any Debt, other than the Transaction Costs and Debt identified on the Transaction Costs and Debt Spreadsheet, and the amount, if any, by which the employer portion of any payroll Taxes on payments for Vested In the Money Company Stock Options pursuant to Section 1.7.1(c)(i) exceeds the cash balance of the Company as of the Closing (after deducting from such cash balance the amounts calculated pursuant to (a) and (b) of the definition of “Transaction Costs Deduction”);

(v) any fraud by the Company; or

(vi) any demand for appraisal rights, including amounts paid to any Stockholder in accordance with such Stockholder’s appraisal rights in excess of the Merger Consideration such Stockholder would have otherwise received.

(b) Subject to the limitations set forth in this Article VIII, each Company Escrow Party shall, severally and not jointly, indemnify and hold the Parent Indemnified Parties harmless from and against, and shall reimburse the Parent Indemnified Parties for, any and all Losses, as incurred, arising out of:

(i) any breach of any representation, warranty or certification made by such Person in such Person’s Letter of Transmittal or Option Holder Letter of Transmittal, as applicable, or, as applicable, in the agreement to which such Person is a party referenced in Section 4.21 of this Agreement;

(ii) any breach by such Person of any covenant or other obligation of such Person in such Person’s Letter of Transmittal or Option Holder Letter of Transmittal, as applicable, or, as applicable, in the agreement to which such Person is a party referenced in Section 4.21 of this Agreement; or

(iii) any fraud by such Person, or in which such Person participated, caused or had actual knowledge of.

The right to indemnification set forth in this Section 8.2 shall not be affected by any investigation conducted or any Knowledge acquired at any time with respect to the accuracy or inaccuracy of, or compliance with, any representation, warranty, certification, covenant or obligation.

8.3	Indemnification by Parent

Subject to the limitations set forth in this Article VIII, after the Effective Time Parent shall indemnify and hold the Company Escrow Parties and their respective officers, directors, employees, agents and Affiliates (each, a “Company Indemnified Party” and collectively, the “Company Indemnified Parties”) harmless from and against, and shall reimburse the Company Indemnified Parties for, any and all Losses, as incurred, arising out of:

(a) any breach of any representation or warranty made by Parent in this Agreement or in any other Operative Document;

(b) any breach by Parent of any covenant, obligation or other provision in this Agreement or in any other Operative Document; or

(c) any fraud by the Parent or Merger Sub.

8.4	Limitations

(a) Except for Losses based on (i) fraud or (ii) arising in connection with any Indemnification Claim based on any of the Fundamental Representations or the IP Representations, the aggregate liability of each Company Escrow Party pursuant to Section 8.2(a)(i) shall be limited to an amount equal to their Pro Rata Share of the Escrow Amount. For Losses (A) based on fraud committed by the Company or (B) arising in connection with any Indemnification Claim based on (1) any of the Fundamental Representations pursuant to Section 8.2(a)(i), or (2) Sections 8.2(a)(ii) through 8.2(a)(vi), inclusive, the aggregate liability of each Company Escrow Party shall be limited to an amount equal to the Merger Consideration which has been paid or is payable to such Company Escrow Party, including such Company Escrow Party’s Pro Rata Share of the Escrow Amount (except, with respect to fraud committed by the Company, to the extent set forth below). For Losses arising in connection with any Indemnification Claim based on the IP Representations, the aggregate liability of each Company Escrow Party pursuant to Section 8.2(a)(i) shall be limited to 40% of the Merger Consideration which has been paid or is payable to such Company Escrow Party, including such Company Escrow Party’s Pro Rata Share of the Escrow Amount. For Losses based on fraud by a Company Escrow Party or in which a Company Escrow Party participated, caused or had actual knowledge of at the time of its occurrence, the aggregate liability of such Company Escrow Party pursuant to Section 8.2 shall be unlimited. In the case of any Indemnification Claim arising out of Section 8.2(a)(i)-(iii), or Section 8.3(a)-(b), as applicable, the Company Escrow Parties or Parent, as applicable, shall not be obligated to indemnify the Parent Indemnified Parties or the Company Indemnified Parties, as applicable, until the total amount of Losses with respect to the aforementioned claims that the Parent Indemnified Parties or the Company Indemnified Parties, as applicable, are entitled to recover exceeds $200,000 (the “Threshold”). If such Losses exceed the Threshold, then the Indemnifying Party shall be responsible to indemnify the Parent Indemnified Parties or the Company Indemnified Parties, as applicable, for all Losses without regard to the Threshold. Notwithstanding the foregoing, this paragraph shall in no way limit, and the Threshold shall not apply to, the Parent Indemnified Parties’ right to indemnification for Losses arising in connection with any Indemnification Claim based on fraud or a breach of any of the Fundamental Representations or as otherwise set forth in the Disclosure Memorandum. The liability of the Company Escrow Parties (x) for Losses based on breach of the covenant set forth in Section 6.9(a) shall be limited to the same extent as liability is limited under this Section 8.4 for Losses arising out of an Indemnification Claim based on breach of the underlying representation or warranty to which such breach of covenant relates and (y) for Losses based on breach of the covenant set forth in Section 6.1(b)(xvii) shall be limited to the same extent as liability would be limited under this Section 8.4 for Losses arising out of an Indemnification Claim based on breach of the IP Representations; provided, however, the limitations on liability set forth in clauses (x) and (y), above, shall not apply to the extent the applicable covenant was breached with intent to deceive, or conceal information from, Parent; and provided, further, that the foregoing limitations on liability shall in no way bear on whether or not a condition to closing set forth in Article IV has been satisfied or on Parent’s termination rights pursuant to Article VII.

(b) The aggregate liability of Parent to all Company Indemnified Parties under this Article VIII shall be limited to an amount equal to Net Merger Consideration.

(c) Any Person against whom an Indemnification Claim is being asserted (an “Indemnifying Party”) shall not be obligated to indemnify and hold harmless any Person claiming indemnification under this Article VIII (an “Indemnified Party”) after the expiration of any applicable Survival Period unless a Claim Notice with respect to such Indemnification Claim shall have been given by the Indemnified Party prior to the expiration of the applicable Survival Period.

(d) The obligations of each Company Escrow Party under Section 8.2 shall be satisfied, first, from the Escrow Amount. If the full amount of the Escrow Amount is paid to Parent in satisfaction of Indemnification Claims, any additional liability of the Company Escrow Parties under Section 8.2 shall be satisfied from other assets of the Company Escrow Parties, including by offset of amounts not yet paid by Parent under this Agreement or any other Operative Document. The aggregate value of Indemnification Claims paid to the Parent Indemnified Parties shall be deemed to reduce the Merger Consideration.

(e) The amount of any Losses for which indemnification is sought pursuant to this Article VIII shall be reduced by (i) the amount of any third party insurance proceeds actually recovered by any Indemnified Party from any third party insurance carrier that is not an Affiliate of Parent, net of any increase in insurance premiums or other costs, including deductibles, incurred in connection with recovering such insurance proceeds and (ii) the amount of any indemnity or contribution actually recovered by any Indemnified Party from any third party that is not an Affiliate of Parent, net any costs incurred in connection with recovering any such amounts; provided, however, that the foregoing in no way obligates any Indemnified Party to purchase or maintain any third party insurance policy or to seek recovery of any such insurance proceeds or indemnity or contribution amounts from any Person.

(f) Solely for purposes of determining the amount of Losses under Sections 8.2 and 8.3 (but not for purposes of determining whether a breach of any representation, warranty, covenant or obligation has occurred), all qualifications and limitations as to materiality, Company Material Adverse Effect and words of similar import set forth in this Agreement shall be disregarded.

8.5	Procedure for Indemnification

(a) An Indemnified Party shall give written notice (the “Claim Notice”) of any Indemnification Claim (i) in the case of an Indemnification Claim against Parent, to Parent, and

(ii) in the case of an Indemnification Claim against the Company Escrow Parties, to the Stockholder Representative, reasonably promptly, but in any event (A) prior to expiration of any applicable Survival Period, and (B) if such Indemnification Claim relates to the assertion against an Indemnified Party of any Claim by a third party (a “Third Party Claim”), within thirty (30) days after receipt by the Indemnified Party of written notice of a legal process relating to such Third Party Claim; provided, however, that the failure to so notify the Indemnifying Party within such time period shall not relieve the Indemnifying Party of any obligation or liability to the Indemnified Party, except to the extent that the Indemnifying Party demonstrates that its ability to resolve such Indemnification Claim is adversely affected thereby.

(b) Unless the Stockholder Representative (in the case of any Indemnification Claim against the Company Escrow Parties) or Parent contests the Indemnification Claim in writing given to the Indemnified Party within 30 days after a Claim Notice is given to the Stockholder Representative and describing in reasonable detail the basis for contesting the Indemnification Claim, the Indemnified Party shall, subject to the other terms of this Article VIII, be paid the amount of Losses related to such Indemnification Claim or the uncontested portion thereof. Disputed Indemnification Claims shall be resolved either (i) in a written agreement signed by Parent and the Stockholder Representative, or (ii) by the final judgment, order, award, decision or decree of a court or other trier of fact. In connection with the defense or handling of any Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party and shall, at the request of the Indemnified Party, participate in the defense or handling of such Third Party Claim.

(c) Parent will have the right in its sole discretion to conduct and control, through counsel of its own choosing, the defense of any Third Party Claim and will keep the Stockholder Representative informed of the status thereof, and will promptly provide copies of all correspondence, pleadings, filings and similar documents in connection therewith (provided that Parent shall not be required to provide any such documents that would reasonably be expected to result in the loss of the Parent’s or the Surviving Corporation’s attorney-client, work product or other privilege), and the Stockholder Representative will be entitled to participate in (but not conduct or control) the defense of a Third Party Claim at the expense of the Company Escrow Parties; provided that the Stockholder Representative will have the right to conduct and control, through counsel of its own choosing, the defense of any claim involving a demand for appraisal rights by a holder of Dissenting Shares, with the defense of such claim being at the expense of the Company Escrow Parties.

(d) Parent may settle, adjust or compromise any Third Party Claim with or without the consent of the Stockholder Representative. However, without the prior written consent of the Stockholder Representative, which shall be deemed to have been given unless the Stockholder Representative shall have objected within thirty (30) days after a written request for such consent is given to the Stockholder Representative by Parent, no settlement, adjustment or compromise of any Third Party Claim shall be determinative of the existence of a claim for indemnification under this Article VIII or the amount of Losses relating to such claim. In the event that the Stockholder Representative has consented to any such settlement, adjustment or compromise, neither the Stockholder Representative nor any Company Escrow Party shall have any power or authority to object under any provision of this Article VIII or the Escrow Agreement to the amount of any claim by any Parent Indemnified Party against the Escrow Amount or otherwise for indemnity with respect to such settlement, adjustment or compromise.

8.6	Exclusive Remedy

Except for Losses based on fraud, and except as set forth in Section 9.11, after the Closing, the indemnification provisions of Article VIII shall be the sole and exclusive remedy of the Parent Indemnified Parties and the Company Indemnified Parties with respect to any Losses or Claims under this Agreement.

8.7	Other Indemnification Provisions

Except pursuant to Section 8.3 hereof, any indemnification agreements in place prior to the Closing Date with a Company D&O Indemnified Party, any directors and officers insurance policy, or Section 6.14 of this Agreement, the Company Escrow Parties hereby agree that they will not make any claim for indemnification against the Company or Parent (or any Affiliate of Parent) by reason of the fact that they are or were a director, officer, employee, or agent of the Company, Parent or any Affiliate of Parent or was serving at the request of the Company, Parent or any Affiliate of Parent as a partner, trustee, director, officer, employee, or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement, or otherwise) with respect to any action, suit, proceeding, complaint, claim, or demand brought by the Parent Indemnified Parties against any of the Company Escrow Parties (whether such action, suit, proceeding, complaint, claim, or demand is pursuant to this Agreement or any other Operative Document, applicable law, or otherwise).

ARTICLE IX

GENERAL

9.1	Expenses

Regardless of whether the transactions contemplated by this Agreement are consummated, each party shall pay its own fees and expenses incident to the negotiation, preparation and execution of this Agreement and the other documents contemplated hereby, and the consummation of the transactions contemplated hereby and thereby (all such fees and expense, the “Transaction Costs”), including legal, accounting, tax and financial advisory or any investment banker fees and expenses; provided that the Transaction Costs Deduction shall reduce the Merger Consideration. Without limiting the foregoing, Transaction Costs of the Company shall include (a) the amounts referred to in Section 6.13 and 6.14(b), (b) 50% of the initial set up and first year annual administrative fee for services under the Escrow Agreement in accordance with the fee schedule attached as Schedule B thereto and (c) the amounts to be treated as Transaction Costs pursuant to Schedule 2.8(a) to the Disclosure Memorandum. For clarity, Transaction Costs shall not include the employer portion of any payroll Taxes on payments for Vested In the Money Company Stock Options pursuant to Section 1.7.1(c)(i), nor shall the Company Escrow Parties bear the costs of such employer portion of such payroll Taxes in any other manner pursuant to this Agreement or otherwise except to the extent set forth in Section 8.2(a)(iv).

9.2	Notices

Any notice, request, demand or other communication that is required or may be given hereunder shall be in writing and shall be deemed to have been duly given by the addressee(s) upon: (a) personal delivery, (b) confirmed delivery by standard overnight courier to the addresses set forth below (or at such address for a party as will be specified by notice given hereunder), (c) when mailed in the United Stated by certified or registered mail, postage prepaid, addressed at the addresses set forth below (or at such address for a party as will be specified by notice given hereunder), or (d) transmitter’s confirmation of a receipt of a facsimile transmission to the facsimile numbers set forth below (or at such facsimile number for a party as will be specified by notice given hereunder). Notice given to the Stockholder Representative shall constitute notice given to each Company Escrow Party.

TO PARENT or MERGER SUB: Zillow, Inc. 1301 Second Avenue, Floor 31 Seattle, WA 98101 Fax: (206) 470-7002 Attention: General Counsel

TO THE STOCKHOLDER REPRESENTATIVE:

Shareholder Representative Services LLC

601 Montgomery Street, Suite 2020

San Francisco, CA 94111

Fax: (415) 962-4147

Email: deals@shareholderrep.com

Attention: Managing Director

with a copy to: Perkins Coie LLP 1201 Third Avenue, Suite 4900 Seattle, WA 98101 Fax: (206) 359-9000 Attention: David F. McShea and Andrew B. Moore	with a copy to: Fenwick & West LLP Silicon Valley Center 801 California Street Mountain View, CA 94041 Fax: (650) 938-5200 Attention: R. Gregory Roussel, Esq.

9.3	Severability

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties to the fullest extent possible.

9.4	Entire Agreement

This Agreement (including the Disclosure Memorandum and all other schedules), the other Operative Documents, the Letter Agreement, effective as of April 10, 2012, by and between Parent and the Company, and the Mutual Nondisclosure Agreement, dated as of February 22, 2012, by and between Parent and the Company constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof.

9.5	Assignment

This Agreement shall not be assigned by operation of law or otherwise; provided, however, that any or all rights and obligations of Parent may be assigned to one or more Parent Entities provided that Parent remains ultimately liable for all of Parent’s and Merger Sub’s obligations hereunder.

9.6	Parties in Interest

This Agreement shall be binding on and inure solely to the benefit of the parties and their respective successors, heirs, legal representatives and permitted assigns, and, except for Section 6.14 (Indemnification of Company Directors and Officers) nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

9.7	Governing Law; Jurisdiction

This Agreement shall be governed by, and construed in accordance with, the laws of the State of Washington. In any action among or between any of the parties arising out of or relating to this Agreement, including any action seeking equitable relief, each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in King County, Washington.

9.8	Headings; Construction

The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation. The parties intend that each representation, warranty and covenant contained herein shall have independent significance. If any party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant. For the purposes of the Agreement and this Disclosure Memorandum, references to a particular document being “made available,” “delivered,” “provided” or “furnished” to Parent, Merger Sub or its counsel means the uploading of such document to the Electronic Dataroom.

9.9	Counterparts

This Agreement may be executed and delivered in one or more counterparts (including by facsimile transmission or transmission by Portable Document Format or other electronic means), each of which shall be deemed to be an original but all of which together shall constitute one and the same agreement.

9.10	Waiver of Jury Trial

Each party hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on Contract, tort or otherwise) arising out of or relating to this Agreement, the other Operative Documents, the transactions contemplated hereby and thereby or the actions of such parties in the negotiation, administration, performance and enforcement hereof and thereof.

9.11	Specific Performance

Each of the Company, the Stockholder Representative and Parent acknowledges and agrees that such other parties would be damaged irreparably if any provision of this Agreement is not performed in accordance with its specific terms or otherwise is breached. Accordingly, each of the Company, the Stockholder Representative and Parent agrees that such other parties shall be entitled to seek an injunction to prevent breaches of any provision of this Agreement and to seek to enforce specifically this Agreement and the terms and provisions hereof, in addition to any other remedy available at law or in equity.

9.12	Amendment

Prior to the Closing Date, this Agreement may be amended, modified or supplemented at any time, but only pursuant to an instrument in writing signed by Parent and either (a) the Stockholder Representative, or (b) a majority in interest of the Company Escrow Parties, calculated with reference to each Company Escrow Party’s Pro Rata Share (as set forth on Schedule 1.7.6 of the Disclosure Memorandum), and any such amendment shall be binding on all parties; provided, however, that, after the approval of this Agreement by the Stockholders but prior to the Closing Date, no such amendment shall be made which, by law, requires Stockholder approval without first obtaining such approval.

9.13	Waiver

Parent may: (a) extend the time for the performance of any obligation or other act of the Company or the Stockholder Representative under this Agreement or any other Operative Document; (b) waive any inaccuracy in the representations and warranties of the Company contained in this Agreement or any other Operative Document (which waiver will not in any manner affect the rights of Parent under Article VIII); or (c) waive compliance by the Company or the Stockholder Representative with any agreement or condition contained in this Agreement or any other Operative Document (which waiver will not in any manner affect the rights of Parent under Article VIII). The Stockholder Representative may: (i) extend the time for the performance of any obligation or other act of Parent or Merger Sub under this Agreement or any other Operative Document; (ii) waive any inaccuracy in the representations and warranties of

Parent or Merger Sub contained in this Agreement or any other Operative Document; or (iii) waive compliance by Parent or Merger Sub with any agreement or condition contained in this Agreement or any other Operative Document. Any extension or waiver contemplated in this Section 9.13 shall be valid only if set forth in an instrument in writing signed by Parent or the Stockholder Representative, as applicable, and shall apply only as set forth in such instrument and shall not operate as a waiver of, or estoppel with respect to, any failure to comply with any other obligation, covenant, agreement or condition contained herein. Any extension or waiver by the Stockholder Representative shall be binding on each Stockholder.

9.14	Non-Reliance

For purposes of this Agreement and the transactions contemplated hereby, Parent and Merger Sub acknowledge and agree that they are not entitled to rely on any representations or warranties of the Company or any Stockholder, other than the representations and warranties expressly set forth in this Agreement, the Disclosure Memorandum, any certificate (including any certificate signed by any officer on behalf of the Company), exhibit or schedule prepared and furnished or to be prepared and furnished under this Agreement and to be delivered under this Agreement at or prior to Closing, or in any other Operative Document.

9.15	Definitions

Capitalized terms used in this agreement and not otherwise defined herein shall have the meanings indicated on Annex A.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have entered into and signed this Agreement as of the date and year first above written.

ZILLOW, INC.

By:	/s/ SPENCER M. RASCOFF
Spencer M. Rascoff
Chief Executive Officer

RENEGADE ACQUISITION, INC.

By:	/s/ SPENCER M. RASCOFF
Spencer M. Rascoff
President and Chief Executive Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

IN WITNESS WHEREOF, the parties hereto have entered into and signed this Agreement as of the date and year first above written.

RENTJUICE CORPORATION

By:	/s/ DAVID VIVERO
David Vivero
Chief Executive Officer

SHAREHOLDER REPRESENTATIVE SERVICES LLC, solely in its capacity as Stockholder Representative

By:	/s/ MARK B. VOGEL

Name:	Mark B. Vogel

Its:	Managing Director

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

ANNEX A

DEFINITIONS

“Affiliate”: With respect to a Person means any other Person that, directly or indirectly, controls or is controlled by or is under common control with the first Person.

“Affiliated Group”: Any combined, consolidated, unitary or similar group defined under state, local or foreign income Tax law.

“Agreement”: Is defined in the first paragraph of this Agreement.

“Auditor”: Is defined in Section 6.13

“Certificate of Merger”: Is defined in Section 1.3.

“Claim”: Any claim, demand, cause of action, suit, proceeding, arbitration, audit, hearing, investigation or inquiry (whether formal or informal).

“Claim Notice”: Is defined in Section 8.5(a).

“Closing”: Is defined in Section 1.2.

“Closing Date”: Is defined in Section 1.2.

“Code”: The Internal Revenue Code of 1986, as amended, and all rules and regulations promulgated thereunder, as in effect from time to time.

“Committed Company Stock Option”: A Company Stock Option that the Company has agreed to recommend to the Company’s board of directors for approval but which has not been granted as of the date hereof.

“Company”: Is defined in the first paragraph of this Agreement.

“Company 401(k) Plan”: Is defined in Section 6.8.

“Company Balance Sheet”: Is defined in Section 2.6.

“Company Bylaws”: The bylaws of the Company, as amended to date.

“Company Certificate of Incorporation”: The Amended and Restated Certificate of Incorporation of the Company filed with the Secretary of State of the State of Delaware on January 25, 2011.

“Company Common Stock”: Means that class of equity securities of the Company designated as common stock, par value $0.0001 per share, including Unvested Company Common Stock.

“Company Escrow Parties”: Means each Stockholder (other than holders of Dissenting Shares who do not effectively withdraw or lose (through failure to perfect or otherwise) their appraisal rights) and each holder of Vested In the Money Company Stock Options.

“Company Incentive Plan”: Means the Company’s 2009 Equity Incentive Plan, as amended from time to time.

“Company Indemnified Party” or “Company Indemnified Parties”: Is defined in Section 8.3.

“Company Intellectual Property Rights”: All intellectual property and proprietary rights worldwide owned (or purported to be owned), applied for, used or licensed (whether as a licensor or licensee) by the Company, including any and all foreign and domestic trade names, trademarks, service marks, domain names, logos, copyrights, design rights, mask works, rights in databases, moral rights, trade secrets, trade dress, patents and all associated rights and all registrations, applications, renewals, extensions and continuations (in whole or in part) of any of the foregoing, together with all goodwill associated therewith and all rights and causes of action for infringement, misappropriation, violation, misuse, dilution, unfair trade practice or otherwise associated therewith.

“Company IP”: All Company Technology and Company Intellectual Property Rights.

“Company IP Agreements”: All Inbound Licenses and Outbound Licenses.

“Company IP Registrations”: Is defined in Section 2.16.5.

“Company Material Adverse Effect”: Any material adverse effect on the business, operations, assets, liabilities (absolute, accrued, contingent or otherwise), condition (financial or other) of the Company; provided, however that in determining whether a Company Material Adverse Effect has occurred, there shall be excluded any effect on the Company resulting from (a) any action required to be taken or prohibited from being taken pursuant to the terms and conditions of this Agreement, (b) the public announcement or pendency of the Merger, (c) changes in or generally affecting any industry in which the Company participates or from generally prevailing conditions in the United States or global economies (so long as the Company is not disproportionately affected thereby) and (d) acts of war or terrorism, or earthquake or other natural disaster or acts of God (so long as the Company is not disproportionately affected thereby).

“Company-Owned IP”: All Company IP other than Third Party IP.

“Company Preferred Stock”: Collectively, the Company Series A Preferred Stock and the Company Series B Preferred Stock.

“Company Series A Preferred Stock”: Means that class of equity securities of the Company designated as Series A Preferred Stock, par value $0.0001 per share.

“Company Series A Warrants”: Means warrants to purchase shares of Company Series A Preferred Stock.

“Company Series B Preferred Stock”: Means that class of equity securities of the Company designated as Series B Preferred Stock, par value $0.0001 per share.

“Company Stock”: Collectively, the Company Common Stock, Company Series A Preferred Stock and the Company Series B Preferred Stock.

“Company Stock Option”: Each validly granted option to acquire shares of Company Common Stock.

“Company Stockholder Approval”: Is defined in Section 6.5.

“Company Technology”: All products, tools, devices, mask works, computer programs, software, source code, object code, development tools, techniques, concepts, know-how, algorithms, methods, processes, procedures, formulae, designs, drawings, customer lists, supplier lists, databases, data collections, information, specifications, brands, logos, marketing materials, user interfaces, websites, specifications, programmer notes, specifications, packaging, trade dress, content, graphics, artwork, audiovisual works, images, photographs, literary works, performances, music, sounds, content, user interfaces, “look and feel,” inventions (whether or not patentable), invention disclosures, discoveries, works of authorship (whether or not copyrightable), designs and other technology owned (or purported to be owned) by the Company.

“Competing Transaction”: Is defined in Section 6.10.

“Consideration per Share”: Is defined in Section 1.7.1(b).

“Continuing Employee”: Employees, independent contractors or advisors of the Company who become employees, independent contractors or advisors of Parent or an Affiliate of Parent immediately after the Effective Time or who continue an employment, independent contractor or advisor relationship with the Surviving Corporation immediately after the Effective Time.

“Contract”: Any contract, agreement, commitment, arrangement, or undertaking, oral or written, including any, consent, lease, license, release, covenant not to sue, license agreement, sublicense, website terms of use, software development agreement, service agreement, independent contractor agreement, freelancer agreement, distribution agreement, joint venture agreement, reseller agreement, credit agreement, co-marketing/content agreement, membership agreement or instrument relating to the borrowing of money.

“Debt”: Any and all indebtedness and other obligations (including principal and accrued but unpaid interest) for borrowed money owed by the Company and specifically excluding amounts owed by the Company as lessee under leases that have been recorded as capital leases in accordance with GAAP.

“Delaware Law”: Is defined in Section 1.3.

“Delaware Secretary of State”: Is defined in Section 1.3.

“Disability”: A certification by an independent medical doctor (selected by Parent’s health or disability insurer) that the Person has for four consecutive months been physically or mentally disabled or incapacitated in a manner that seriously interferes with his or her ability to perform his or her essential job or independent contractor, as the case may be, responsibilities, or in the case of a Stockholder Representative, his or her duties as the Stockholder Representative, and such health condition has not been cured or treated in such a manner that the prognosis is for no further disability.

“Disclosure Memorandum”: Is defined in Article II.

“Dissenting Shares”: Is defined in Section 1.7.1(f).

“DOL”: The United States Department of Labor.

“Effective Time”: Is defined in Section 1.3.

“Electronic Dataroom”: Means the document database provided by the Company’s counsel at https://extranet2.fenwick.com/clients/29449/00600/default.aspx.

“Employee Benefit Plan”: Any retirement, pension, profit sharing, deferred compensation, equity bonus, savings, bonus, incentive, cafeteria, medical, dental, vision, hospitalization, life insurance, accidental death and dismemberment, medical expense reimbursement, dependent care assistance, tuition reimbursement, disability, sick pay, holiday, vacation, severance, change of control, equity purchase, equity option, restricted equity, phantom equity, equity appreciation rights, fringe benefit or other employee benefit or compensatory plan, program, policy, practice, Contract or fund (including any “employee benefit plan,” as defined in Section 3(3) of ERISA) or any employment, consulting or personal services contract, whether written or oral, funded or unfunded or domestic or foreign, (a) sponsored, maintained or contributed to by the Company or to which the Company is a party, (b) covering or benefiting any current employee, agent, director or independent contractor of the Company (or any dependent or beneficiary of any such individual), or (c) with respect to which the Company has (or could have) any obligation or liability.

“Encumbrance”: Liens, mortgages, pledges, deeds of trust, security interests, charges, encumbrances and other adverse claims or interests of any kind.

“ERISA”: The Employee Retirement Income Security Act of 1974, and all rules and regulations promulgated thereunder, all as in effect from time to time.

“Escrow Agent”: Computershare Trust Company, N.A.

“Escrow Amount”: An amount equal to 10% of the Net Merger Consideration.

“Exchange Agent”: Is defined in Section 1.7.2(a).

“Exploit” or “Exploitation”: Use, possess, reproduce, modify, display, market, perform, publish, transmit, broadcast, sell, license, distribute or otherwise exploit.

“Financial Statements”: Is defined in Section 2.6.

“Founder”: Each of Kunal Shah and David Vivero.

“Fundamental Representations”: Is defined in Section 8.1.

“GAAP”: Generally accepted accounting principles in the United States.

“Governmental Body”: Any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

“Historical Financials”: Is defined in Section 6.13.

“In the Money Company Stock Option”: Each validly granted Company Stock Option (whether vested or unvested) outstanding immediately prior to the Effective Time with a per share exercise price that is less than the Consideration per Share or with respect to Unvested In the Money Company Stock Options only, with a per share exercise price that is equal to or less than the Consideration per Share.

“Inbound Licenses”: All Contracts pursuant to which the Company has the right to Exploit any Company IP for which the Company does not own all right, title and interest.

“Indemnification Claim”: Any Claim for indemnification under Article VIII.

“Indemnified Party”: Is defined in Section 8.4(c).

“Indemnifying Party”: Is defined in Section 8.4(c).

“IP Representations”: Is defined in Section 8.1.

“IRS”: The United States Internal Revenue Service.

“Knowledge of the Company”: The actual knowledge, after reasonable inquiry, of the Founders and John Zdanowski.

“Letter of Transmittal”: Is defined in Section 1.7.2(b).

“Losses”: Is defined in Section 8.2(a).

“Material Contract”: Is defined in Section 2.10(a).

“Merger”: Is defined in Section 1.1.

“Merger Consideration”: $40 million.

“Merger Consideration Spreadsheet”: Is defined in Section 1.7.6.

“Merger Sub”: Is defined in the first paragraph of this Agreement.

“Net Merger Consideration”: Means (a) the Merger Consideration plus the aggregate per share exercise price of all Vested In the Money Company Stock Options and Unvested In the Money Company Stock Options held by Continuing Employees; minus (b) the Debt reflected on the Transactions Costs and Debt Spreadsheet and the Transaction Costs Deduction.

“Operative Document” and collectively “Operative Documents”: Each of this Agreement and the certificates referenced in Sections 4.4, 4.5, 4.8, 4.16 and 4.17.

“Option Exchange Ratio”: Means the number determined by dividing the (a) Consideration per Share, by (b) the average closing price of a share of Parent Common Stock as publicly reported for The Nasdaq Global Market as of 4:00 p.m. Eastern Time for each of the 10 consecutive trading days immediately preceding the Effective Time.

“Option Holder” or “Option Holders”: Means all holders of Company Stock Options.

“Option Holder Letter of Transmittal”: Is defined in Section in Section 1.7.2(d).

“Outbound Licenses”: All license agreements and other Contracts to which the Company is a party and pursuant to which any Person is authorized to Exploit any of the Company IP.

“Parent”: Is defined in the first paragraph of this Agreement.

“Parent Common Stock”: Means that class of equity securities of the Parent designated as Class A common stock, par value $0.0001.

“Parent Entities”: Parent, an Affiliate of Parent that is not an individual, a successor of Parent or another Person designated by one of the foregoing.

“Parent Incentive Plan”: Means the Zillow, Inc. 2011 Incentive Plan, as amended from time to time.

“Parent Indemnified Party” and “Parent Indemnified Parties”: Each is defined in Section 8.2(a).

“Permitted Encumbrances”: (a) Conditional sales or similar security interests granted in connection with the purchase of equipment or supplies in the ordinary course of business, (b) assessments and liens for current Taxes not yet due and payable, (c) statutory liens securing indebtedness owed by the Company that is in the aggregate less than $10,000, was incurred in the ordinary course of business and is not yet due and payable, or (d) Outbound Licenses listed in Schedule 2.16.2 to the Disclosure Memorandum under which the Company has granted a non-exclusive object code licenses of software included as part of the Company IP in the ordinary course of its business consistent with past practice.

“Person”: Any individual, corporation, partnership, trust, joint venture, limited liability company, association, organization, other entity or Governmental Body or regulatory authority.

“Personal Property”: Is defined in Section 2.9.

“Pre-Closing Returns”: Is defined in Section 6.4.

“Pre-Closing Tax Periods”: Collectively, all taxable periods ending on or prior to the Closing Date and the portion through the end of the Closing Date for all Straddle Periods.

“Pre-Closing Taxes”: Any and all Taxes (a) of the Company for all Pre-Closing Tax Periods or (b) arising out of or resulting from the transactions contemplated by this Agreement, but excluding (x) employer portion of any payroll Taxes on payments for Vested In the Money Company Stock Options pursuant to Section 1.7.1(c)(i), and (y) any Taxes imposed on the Company arising from any election made by the Parent Indemnified Parties under Section 338 of the Code or any similar provisions of state, local or foreign Tax law with respect to the Merger. In the case of any Straddle Period, the amount of any Taxes based on or measured by income, sales, wages, transfers, receipts or other taxable events for the Pre-Closing Tax Period shall be determined based on an interim closing of the Company’s books as of the close of business on the Closing Date, and the amount of other Taxes for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

“Privacy Statement”: Is defined in Section 2.12.3.

“Pro Rata Share”: Is defined in Section 1.7.1(d).

“Public Software” means any software that contains, or is derived (in whole or in part) from any software that is distributed as free software, open source software (e.g., Linux) or similar licensing or distribution models, or that requires that the software covered by the license or any software incorporated into, based on, derived from or distributed with such software (a) be disclosed, distributed or made available in source code form or (b) be licensed under the terms of any open source software license, including software licensed or distributed under any of the following licenses or distribution models or licenses or distribution models similar to any of the following: (i) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); (ii) the Artistic License (e.g., PERL); (iii) the Mozilla Public License; (iv) the Netscape Public License; (v) the Sun Community Source License (SCSL); (vi) the Sun Industry Standards License (SISL); (vii) the BSD License; and (viii) the Apache License.

“Real Property”: Is defined in Section 2.9.

“Repurchase Right”: All outstanding rights to repurchase Unvested Company Common Stock that the Company may hold or similar restrictions in the Company’s favor immediately prior to the Effective Time.

“Retention Bonus Plan”: Is defined in Section 6.7.

“RSU” or “RSUs”: Is defined in Section 6.7.

“RSU Recipients”: Is defined in Section 6.7.

“RSU Pool”: Is defined in Section 6.7.

“Significant Stockholders”: Draper Associates, L.P., Highland Capital Partners VIII Limited Partnership, Highland Capital Partners VIII-B Limited Partnership and Highland Capital Partners VIII-C Limited Partnership. Each of the foregoing is a “Significant Stockholder.”

“Source Code”: The human readable source code for any software that is part of the Company IP as well as any confidential or proprietary information relating to such software source code.

“Stock Purchase Rights”: Rights of first refusal or offer, preemptive rights, options, warrants, conversion rights, exchange rights, and other rights, understandings or agreements, either direct or indirect, for the purchase, acquisition or transfer from the Company or any other Person of any shares of the Company’s capital stock or any securities or instruments directly or indirectly convertible into, exercisable for or exchangeable for shares of the Company’s capital stock.

“Stockholder” or “Stockholders”: Means all holders of Company Stock.

“Stockholder Notice”: Is defined in Section 6.5(b).

“Stockholder Representative”: Is defined in Section 1.8(a).

“Stockholder Representative Expense Fund” means $400,000 which shall be deposited with the Stockholder Representative specifically and exclusively to pay any obligations of the Company Escrow Parties for costs incurred by the Stockholder Representative for legal counsel, independent public accountants and other experts selected by it and other costs which it is entitled to reimbursement pursuant to Section 1.8(c).

“Straddle Period”: Each taxable period beginning on or before and ending after the Closing Date.

“Substituted Parent Option”: Is defined in Section 1.7.1(c)(3).

“Survival Period”: Is defined in Section 8.1.

“Surviving Corporation”: Is defined in Section 1.1.

“Tax” or “Taxes”: Any and all (a) domestic or foreign, federal, state or local taxes, charges, fees, levies, imposts, duties and governmental fees or other like assessments or charges of any kind whatsoever in the nature of taxes, (b) interest, penalties, fines, additions to tax or additional amounts imposed by any taxing authority in connection with (i) any item described in clause (a) or (ii) the failure to comply with any requirement imposed with respect to any Tax Returns, (c) liabilities for any items described in clause (a) and/or clause (b) payable by reason of being or ceasing to be a member of any Affiliated Group, including pursuant to Treasury Regulations Section 1.1502-6 (or any predecessor or successor thereof or any analogous or similar state, local or foreign law or regulation), and (d) liabilities for any items described in clause (a) and/or clause (b) payable by reason of Contract, assumption, transferee or successor liability, operation of law or otherwise.

“Tax Return”: Any report, return or statement, including any schedules or attachments thereto and any amendment thereof, filed or required to be filed with a taxing authority in connection with Taxes.

“Third Party Claim”: Is defined in Section 8.5(a).

“Third Party IP”: Any Company IP for which the Company does not own all right, title and interest and which is licensed to the Company under an Inbound License.

“Transaction Costs”: Is defined in Section 9.1.

“Transaction Costs and Debt Spreadsheet”: Is defined in Section 4.16.

“Transaction Costs Deduction”: The Transaction Costs reflected on the Transaction Costs and Debt Spreadsheet (a) less an amount of such Transaction Costs representing reasonably incurred legal expenses up to the lesser of (i) the cash balance of the Company at the Closing and (ii) $250,000, and (b) less an amount of such Transaction Costs representing the costs and expenses associated with the Company’s preparation and delivery to the Auditor of the Historical Financials prepared in conformity with GAAP, including any fees, expenses and other compensation payable to any independent contractor or accounting firm, as contemplated by Section 6.13, up to the lesser of (A) the cash balance of the Company at the Closing less the amount deducted pursuant to clause (a) above and (B) one half (50%) of the total amount of such costs and expenses.

“Unvested Company Stock Option”: Each validly granted Company Stock Option (or portion thereof) outstanding immediately prior to the Effective Time that is not vested and exercisable as of immediately prior to the Effective Time, after giving effect to any vesting acceleration arising in connection with the Merger.

“Unvested Cash”: Consideration per Share otherwise payable pursuant to Section 1.7.1(b)(i) in exchange for Unvested Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a Person who is a Continuing Employee.

“Unvested Company Common Stock”: Each share of Company Stock outstanding immediately prior to the Effective Time subject to forfeiture to the Company or a right of repurchase by the Company at the original issue price.

“Unvested In the Money Company Stock Option”: Each Unvested Company Common Stock Option that is an In the Money Company Stock Option.

“Vested In the Money Company Stock Option”: Each In the Money Company Stock Option (or portion thereof) that is vested and exercisable as of immediately prior to the Effective Time, after giving effect to any vesting acceleration arising in connection with the Merger.

“Warranty Costs”: The costs and expenses associated with refunding, correcting, returning or replacing defective or allegedly defective products or services, whether such costs and expenses arise out of Claims sounding in warranty, Contract, tort or otherwise.